Exhibit (a)(1)(A)

           Offer To Purchase
All Outstanding Shares of Common Stock
of
CORIUM INTERNATIONAL, INC.
at
$12.50 per Share, plus one non-transferable contingent value right for each share, which represents the contractual right to receive $0.50 per Share following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020, as described in and under the conditions set forth in the Contingent Value Rights Agreement by
GURNET MERGER SUB, INC.,
a wholly-owned subsidiary of
GURNET HOLDING COMPANY

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 26, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

           Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), is offering to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Corium International, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest (the "Closing Amount"), plus one non-transferable contingent value right per Share (each, a "CVR"), which represents the contractual right to receive $0.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, following approval by the FDA of the New Drug Application for Corplex Donepezil, as described in and under the conditions set forth in the Contingent Value Rights Agreement (the "CVR Agreement") upon the terms and subject to the conditions set forth in the Merger Agreement (as defined below), this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

           The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the Offer Acceptance Time (as defined below in the "Introduction") and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) Shares tendered and accepted for payment by Purchaser pursuant to the Offer, (ii) Shares owned by Purchaser, Parent or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time, (iii) Shares owned by the Company (or held as treasury stock) immediately prior to the Effective Time and (iv) Shares owned by any stockholder who is entitled to demand and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares) will automatically be converted into the right to receive an amount in cash equal to the Closing Amount plus one CVR.

           Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the "Tender and Support Agreement") with Essex Woodlands Health Ventures Fund VII, L.P. (the "Supporting Stockholder"), which provides that such Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreement also provides that the Supporting Stockholder will vote its Shares against certain alternative corporate transactions. As of October 11, 2018, the Supporting Stockholder beneficially owned, in the aggregate, 9,353,304 Shares (or approximately 25.6% of all Shares outstanding as of October 11, 2018).

           Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

           The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in the "Summary Term Sheet") and (ii) the Antitrust Condition (as defined below in Section 15—"Conditions of the Offer"). The Offer also is subject to other conditions as set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer." There is no financing condition to the Offer.

           The Board of Directors of the Company has unanimously (i) declared that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time; (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Tender and Support Agreement and the other transactions contemplated by the Merger Agreement.

           A summary of the principal terms and conditions of the Offer appears in the "Summary Term Sheet" beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

           NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

IMPORTANT

        If your Shares are registered in your name and you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the "Summary Term Sheet") together with certificates representing the Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares." If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser and request they effect the transaction for you before the expiration of the Offer.

        If you wish to tender Shares and cannot deliver the certificates representing such Shares and all other required documents to the Depositary on or prior to the Offer Expiration Time (as defined below in the "Summary Term Sheet") or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to the Information Agent (as defined below in the "Summary Term Sheet") at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery (which, as they may be amended or supplemented from time to time, collectively constitute the "Offer"). You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Corium International, Inc., a Delaware corporation (the "Company") contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.
Price Offered per Share
$12.50 per Share in cash, net of applicable withholding taxes and without interest, plus one non-transferable contingent value right for each share, which represents the contractual right to receive $0.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, following approval by the FDA of the New Drug Application for Corplex Donepezil, as described in and under the conditions set forth in the Contingent Value Rights Agreement.
Scheduled Expiration of Offer	One minute past 11:59 P.M., New York City Time, on November 26, 2018, unless the Offer is otherwise extended or earlier terminated.
Purchaser	Gurnet Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Gurnet Holding Company, a Delaware corporation.
Company Board Recommendation	The Company Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

        Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase any and all of the outstanding Shares at the Offer Price (as defined below) upon the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser is a wholly-owned direct subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), and Parent is a wholly-owned direct subsidiary of Gurnet Point L.P. ("Gurnet"), a healthcare investment fund. Purchaser was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Purchaser" to refer to

i

Gurnet Merger Sub, Inc. alone, the term "Parent" to refer to Gurnet Holding Company alone and the term the "Company" to refer to Corium International, Inc.

        See Section 8—"Certain Information Concerning Parent, Purchaser, and Certain Related Persons."

What is the class and amount of securities sought pursuant to the Offer?

        Purchaser is offering to purchase any and all of the outstanding Shares at $12.50 per Share in cash, net of applicable withholding taxes and without interest (the "Closing Amount"), plus one non-transferable contingent value right per Share (each, a "CVR"), which represents the contractual right to receive $0.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, following approval by the FDA of the New Drug Application for Corplex Donepezil, as described in and under the conditions set forth in the Contingent Value Rights Agreement (the "CVR Agreement") (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, being the "Offer Price") upon the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term "Offer" to refer to this offer and the term "Shares" to refer to the Shares that are the subject of the Offer.

        See Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. Following the time at which we accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the "the Offer Acceptance Time"), we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, the Company will become a wholly-owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from The Nasdaq Global Stock Market ("Nasdaq") and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after completion of the Merger.

Who can participate in the Offer?

        The Offer is open to all record holders and beneficial owners of Shares.

How much are you offering to pay?

        Purchaser is offering to pay the Offer Price upon the terms and subject to the conditions set forth in the Offer.

        See the "Introduction" to this Offer to Purchase.

What is a CVR and how does it work?

        A CVR represents the non-transferable contingent value right to receive $0.50 per Share upon approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020 (the "Milestone"), as described in and under the conditions set forth in the Contingent Value Rights Agreement, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Is it possible that no payments will become payable to the holders of Contingent Value Rights?

        If the Milestone is not achieved, no payment will become payable to the holders of CVRs. It is possible that the Milestone will not be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payments with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. See Section 12

"Purpose of the Offer; Plans for the Company," Section 11 "The Merger Agreement; Other Agreements" and Section 17 "Appraisal Rights" of this Offer to Purchase.

May I transfer my Contingent Value Rights?

        The CVRs will not be transferable except:

  •
  upon death of a holder by will or intestacy;

  •
  pursuant to a court order;

  •
  by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

  •
  in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the book-entry account in respect of the Shares established by Continental Stock Transfer & Trust Company, which is the depositary and paying agent for the Offer, (the "Depositary") at The Depository Trust Company; or

  •
  to Parent, if at any time a holder abandons all of such holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor.

        See Section 12 "Purpose of the Offer; Plans for the Company," Section 11 "The Merger Agreement; Other Agreements" and Section 17 "Appraisal Rights."

Are there other material terms of the CVR?

        In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent or the Company. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs. See Section 12 "Purpose of the Offer; Plans for the Company," Section 11 "The Merger Agreement; Other Agreements" and Section 17 "Appraisal Rights" of this Offer to Purchase.

Will I have to pay any fees or commissions?

        If you are the holder of record of your Shares and you directly tender your Shares to us (through the Depositary) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker, banker or other nominee tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.

        See the "Introduction" to this Offer to Purchase and Section 18—"Fees and Expenses."

Is there an agreement governing the Offer?

        Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of October 11, 2018 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as a wholly-owned direct subsidiary of Parent (such merger, the "Merger").

        See Section 12—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash and CVRs pursuant to the Merger?

        The receipt of cash and CVRs in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will generally be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below in Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and Merger"). See Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and Merger" for a more detailed discussion of the tax treatment of the Offer and the Merger.

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

        Yes. We estimate that we will need approximately $500 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide us with sufficient funds to purchase all Shares validly tendered (and not withdrawn) in the Offer and to provide funding for the Merger. Parent expects to fund the Offer and the Merger using an equity investment contemplated pursuant to a commitment letter, dated October 11, 2018 (the "Commitment Letter"), that Parent has entered into with Gurnet, plus cash on hand at the Company. Pursuant to the Commitment Letter, Gurnet has committed to provide Parent with equity financing in an amount up to $500 million in the aggregate, or such lesser amount, which when aggregated with the Company's cash on hand as of the closing of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the "Transactions"), suffices to fully fund (i) the Offer Price for all Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the Offer Price for all Shares of the Company's common stock outstanding immediately prior to the effective time of the Merger ("Effective Time"), (iii) all amounts payable pursuant to Section 2.08(a) of the Merger Agreement with respect to all Vested Company Stock Options (as defined below) and all Vested Company RSUs (as defined below) and (iv) all related fees and expenses of Parent. The Offer is not conditioned upon Parent's or the Purchaser's ability to finance the purchase of the Shares pursuant to the Offer.

        See Section 9—"Source and Amount of Funds."

Is Purchaser's financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  We were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares of the Company;

  •
  if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than (i) Shares tendered and accepted for payment by Purchaser pursuant to the Offer, (ii) Shares owned by Purchaser, Parent or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time, (iii) Shares owned by the Company (or held as treasury stock) immediately prior to the Effective Time and (iv) Shares owned by any stockholder who is entitled to demand and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the "DGCL") and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares, collectively, the "Excluded Shares") in the Merger at the same price per Share as the Offer Price;

  •
  through Gurnet, we will have sufficient funds available to purchase all Shares validly tendered (and not withdrawn) in the Offer and, if we consummate the Offer, all Shares converted into the right to receive the Offer Price in the Merger; and

  •
  the Offer and the Merger are not subject to any financing or funding condition.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

        Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15—"Conditions of the Offer," including, among other conditions, the Minimum Tender Condition. The "Minimum Tender Condition" means there shall have been validly tendered in the Offer and not withdrawn that number of Shares that (together with any Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding at the Offer Expiration Time (as defined below) assuming exercise of all options to purchase Shares that are vested and outstanding immediately prior to the Effective Time (each, a "Vested Company Stock Option") and exercise of all of the Warrants to Purchase Stock, issued November 7, 2011 by the Company to Oxford Finance LLC.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until one minute past 11:59 P.M., New York City Time, on the Expiration Date (the "Offer Expiration Time") to tender your Shares in the Offer. The term "Expiration Date" means November 26, 2018, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

        If you cannot deliver everything required to make a valid tender by the scheduled expiration of the Offer, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" prior to the scheduled expiration of the Offer.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. The Merger Agreement provides that, subject to the parties' respective termination rights in the Merger Agreement, Purchaser will (and Parent will cause Purchaser to) extend the Offer:

  (i)
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the

v

    Offer, Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") or the documents related to the Offer; and

  (ii)
  if, as of any then-scheduled Offer Expiration Time, the Minimum Tender Condition or any of the other conditions to Purchaser's obligation to accept for payment and pay for the Shares set forth on Annex A to the Merger Agreement and described below under Section 15—"Conditions of the Offer" (together, the "Offer Conditions") is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement), on one or more occasions in consecutive increments of up to ten business days each (or such longer or shorter period as the parties to the Merger Agreement may agree) in order to permit the satisfaction of such Offer Conditions.

        Without the Company's written consent, Purchaser will not, and without Parent's prior written consent, Purchaser will not be required to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Section 8.01 therewith and (y) the End Date. The "End Date" means April 11, 2019 or, if on such date all of the Offer Conditions, other than the Antitrust Condition (as defined below in Section 15—"Conditions of the Offer") and those conditions that by their nature are to be satisfied at the Offer Expiration Time, have been satisfied or waived by Parent or Purchaser, then the End Date will automatically be extended one time (but not more than one time) by a period of three months.

        See Section 1—"Terms of the Offer" and Section 11—"The Merger Agreement; Other Agreements."

Will there be a subsequent offering period?

        It is not expected that there will be, and the Merger Agreement does not provide for, a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act.

        See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the Offer Expiration Time, including, among other conditions:

  •
  the Minimum Tender Condition;

  •
  the Antitrust Condition (as defined below in Section 15—"Conditions of the Offer");

  •
  the accuracy of the Company's representations and warranties set forth in the Merger Agreement, and the performance of the Company's covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

  •
  no Company Material Adverse Effect (as defined in Section 11—"The Merger Agreement; Other Agreements") having occurred.

        The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15—"Conditions of the Offer." The Offer is not subject to any financing condition.

How do I tender my Shares?

        The Company does not have any outstanding stock certificates and all Shares are represented by book entry positions. If you hold your Shares as the registered owner, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

If I accept the Offer, how will I get paid?

        If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments net of any withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment. Allocation of your CVR will be reflected in the CVR Register as further described in the CVR Agreement.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer Expiration Time. In addition, if we have not accepted your Shares for payment by the end of December 25, 2018, you may withdraw them at any time after that date until we accept your Shares for payment.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

Has the Offer been approved by the Board of Directors of the Company?

        Yes. The Board of Directors of the Company (the "Company Board") has unanimously: (i) declared that the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummating the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time; (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Tender and Support Agreement and the other Transactions.

        More complete descriptions of the reasons for the Company Board's recommendation and approval of the Offer and the Merger are set forth in the Schedule 14D-9 that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Merger Agreement; Reasons for Recommendation—Background of the Merger Agreement" and "Background of the Merger Agreement; Reasons for Recommendation—Reasons for Recommendation."

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

        No. If the Offer is completed and the other conditions to the merger of Purchaser with and into the Company set forth in the Merger Agreement are satisfied or waived, we, Parent and the Company will cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a meeting of the stockholders of the Company in accordance with Section 251(h) of DGCL. If the Merger takes place, Parent will own all of the Shares of the Company and, subject to appraisal rights under Delaware Law, all Company stockholders who did not tender their Shares will receive the $12.50 per Share in cash, net of applicable withholding taxes and without interest, plus one CVR per Share, or any such higher consideration that may be paid pursuant to the Offer upon the consummation of the Merger. Once the Merger takes place, the Company will be a wholly-owned, direct subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

        See Section 13—"Certain Effects of the Offer."

Will a meeting of the Company's stockholders be required to approve the Merger?

        No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

  •
  the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

  •
  an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly-owned subsidiaries of any of the foregoing);

  •
  following the consummation of the tender offer, the acquiring corporation holds at least the amount of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation; and

  •
  each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

        If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company's stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

        If the Offer is consummated and no governmental authority having jurisdiction over any party to the Merger Agreement has issued any order, and no applicable law or other legal restraint, injunction or prohibition is in effect, that makes consummation of the Merger illegal or otherwise prohibited, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the Effective Time, all of the then issued and outstanding Shares (other than the Excluded Shares) will automatically be converted into the right to receive an amount equal to the Offer Price (without interest thereon and net of any required tax withholding).

        If the Merger is completed, the Company's stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same consideration for their Shares that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17—"Appraisal Rights."

        In the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company's stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

        See the "Introduction" to this Offer to Purchase, Section 11—"The Merger Agreement; Other Agreements" and Section 13—"Certain Effects of the Offer."

What will happen to my stock options and restricted stock units (if any) in the Offer?

        The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by the Company. There are two mechanisms by which holders of outstanding vested but unexercised stock options or restricted stock units that have not yet been settled in Shares issued by the Company may receive value for such stock options or restricted stock units in the Transactions. Using the first mechanism, such holders may participate directly in the Offer if they first exercise such stock options or are issued Shares in respect of such restricted stock units in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options or restricted stock units that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—"Procedures for Accepting the Offer and Tendering Shares." In the event that any holder of outstanding vested but unexercised stock options or vested but not yet settled restricted stock units does not tender the underlying Shares into the Offer, following the Merger, such holder will still be entitled to receive the applicable consideration relating to such options or restricted stock units as set forth in Section 2.08 of the Merger Agreement.

        Alternatively, using the second mechanism, immediately prior to the Offer Acceptance Time (and contingent upon the Offer Acceptance Time), each Vested Company Stock Option that has not been exercised and each vested restricted stock unit corresponding to Shares that have not yet settled (each, a "Vested Company RSU"), subject to the terms and conditions set forth in the Merger Agreement, will automatically terminate and be cancelled and be converted into the right to receive from the Company a payment in the amount, if any, of the "Option Consideration" and/or "RSU Consideration," as applicable. The "Option Consideration" means, with respect to any Vested Company Stock Option, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company Stock Option multiplied by (y) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Vested Company Stock Option and (ii) one CVR for each Share issuable under such Vested Company Stock Option immediately prior to the Effective Time. The "RSU Consideration" means, with respect to any Vested Company RSU, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company RSU multiplied by (y) the Closing Amount and (ii) one CVR for each Share issuable under such Vested Company RSU immediately prior to the Effective Time.

        The Merger Agreement also provides that, immediately prior to and contingent upon the Offer Acceptance Time, automatically and without any action on the part of Parent, the Company or the holder thereof, each option to purchase Shares that is unvested and outstanding immediately prior to the Effective Time (each, an "Unvested Company Option"), subject to the terms and conditions set forth in the Merger Agreement, will cease to represent a right to acquire Shares and shall be converted into and substituted for the right to receive (i) an amount equal to the product of (x) the number of Shares issuable under such Unvested Company Option multiplied by (y) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Unvested Company Option, if applicable ("Unvested Option Consideration").

        The Merger Agreement further provides that, immediately prior to and contingent upon the Offer Acceptance Time, automatically and without any action on the part of Parent, the Company or the holder thereof, each restricted stock unit that is outstanding and unvested as of immediately prior to the Effective Time (each, an "Unvested Company RSU"), subject to the terms and conditions set forth in the Merger Agreement, will cease to represent a right to acquire Shares and shall be converted and substituted for (i) an amount equal to the product of (x) the number of Shares issuable under such Unvested Company RSU multiplied by (y) the Closing Amount ("Unvested RSU Consideration"). The Unvested Option Consideration and the Unvested RSU Consideration shall become payable on the date that such Unvested Company Option or Unvested Company RSU would have become vested under the vesting schedule in place for such awards at the Effective Time in accordance with the terms of the Merger Agreement; provided that if such vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time, no further cash payments will be made with respect to such award.

        See Section 11—"The Merger Agreement; Other Agreements."

x

What is the market value of my Shares as of a recent date?

        On October 10, 2018, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $8.33 per Share. On October 25, 2018, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $12.56 per Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

        See Section 6—"Price Range of Shares; Dividends on the Shares."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the "Tender and Support Agreement") with Essex Woodlands Health Ventures Fund VII, L.P. (the "Supporting Stockholder"), which provides that such Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Tender and Support Agreement also provides that the Supporting Stockholder will vote its Shares against certain alternative corporate transactions. As of October 22, 2018, the Supporting Stockholder beneficially owned, in the aggregate, 9,353,304 Shares (or approximately 25.6% of all Shares outstanding as of October 22, 2018).

        See Section 11—"The Merger Agreement; Other Agreements—Support Agreement"

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders' appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The "fair value" could be greater than, less than or the same as the Offer Price.

        See Section 17—"Appraisal Rights."

Whom should I call if I have questions about the Offer?

        You may call MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent"), toll free at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

        Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), is offering to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Corium International, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest (the "Closing Amount"), plus one non-transferable contingent value right for each share (each, a "CVR"), which represents the contractual right to receive $0.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, following approval by the FDA of the New Drug Application for Corplex Donepezil, as described in and under the conditions set forth in the Contingent Value Rights Agreement (the "CVR Agreement") (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, being the "Offer Price") upon the terms and subject to the conditions set forth in the Merger Agreement (as defined below), this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the Offer Acceptance Time (as defined below) and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned direct subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) Shares tendered and accepted for payment by Purchaser pursuant to the Offer, (ii) Shares owned by Purchaser, Parent or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time, (iii) Shares owned by the Company (or held as treasury stock) immediately prior to the Effective Time and (iv) Shares owned by any stockholder who is entitled to demand and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares, collectively, the "Excluded Shares") will automatically be converted into the right to receive the Offer Price. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements."

        Tendering stockholders who are the holders of record of their Shares and who tender directly to the Depositary (as defined above in the "Summary Term Sheet") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of the Company (the "Company Board") has unanimously: (i) declared that the Offer, the Merger and other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummating the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time; (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Tender and Support Agreement and the other Transactions.

        More complete descriptions of the Company Board's reasons for recommending that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), are set forth in the Company's Solicitation/Recommendation Statement on the Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings "Background of the Merger Agreement; Reasons for Recommendation—Background of the Merger Agreement" and "Background of the Merger Agreement; Reasons for Recommendation—Reasons for Recommendation."

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below) and (ii) the Antitrust Condition (as defined below in Section 15—"Conditions of the Offer"), which includes the expiration or termination of any waiting period applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The "Minimum Tender Condition" means that the number of Shares validly tendered and not validly withdrawn (together with any Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding immediately prior to the Offer Expiration Time (as defined below), assuming exercise of all options to purchase Shares that are vested and outstanding immediately prior to the Effective Time (each, a "Vested Company Stock Option") and exercise of all of the Warrants to Purchase Stock, issued November 7, 2011 by the Company to Oxford Finance LLC. The Offer also is subject to other conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer." There is no financing condition to the Offer. The time as of which Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer is referred to as the "Offer Acceptance Time."

        The Company has advised Parent that the Company Board has received a written opinion of Guggenheim Securities, LLC ("Guggenheim Securities"), the financial advisor to the Company, to the effect that, as of the date of the opinion and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as set forth in the written opinion, the Offer Price to be received in connection with the Transactions was fair, from a financial point of view, to the stockholders of the Company.

        The full text of the written opinion of Guggenheim Securities to the Company Board, dated as of October 11, 2018, which sets forth the matters considered, the procedures followed, the assumptions made and other various limitations of and qualifications to the review undertaken by Guggenheim Securities, is attached as Annex A to the Schedule 14D-9. The summary of the opinion of Guggenheim Securities in the Schedule 14D-9 is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read Guggenheim Securities' opinion in its entirety. Guggenheim Securities' opinion is directed to the Company Board, in its capacity as such, and addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Offer Price to the stockholders of the Company to the extent expressly specified in such opinion and did not address any other aspects or implications of the Transactions. Guggenheim Securities' opinion was not intended to, and does not, constitute advice or a recommendation to any holder of the Shares as to whether to tender such Shares pursuant to the Offer or how to vote or act in connection with the Transactions or otherwise.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.     Terms of the Offer

        Purchaser is offering to purchase any and all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will consummate the Offer and accept for payment all Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to one minute past 11:59 P.M., New York City Time, on the Expiration Date (the "Offer Expiration Time") and not validly withdrawn as described in Section 4—"Withdrawal Rights" promptly after (in any event, no later than the first business day after) the Offer Expiration Time and promptly after (and in any event no more than two business days after) the Offer Acceptance Time pay for such Shares. The term "Expiration Date" means November 26, 2018, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" means such subsequent date.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15—"Conditions of the Offer."

        The Merger Agreement provides that, subject to the parties' respective termination rights in the Merger Agreement, Purchaser will (and Parent will cause Purchaser to) extend the Offer:

  (i)
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the documents related to the Offer; and

  (ii)
  if, as of any then-scheduled Offer Expiration Time, the Minimum Tender Condition or any of the other conditions to Purchaser's obligation to accept for payment and pay for the Shares set forth on Annex A to the Merger Agreement and described below under Section 15—"Conditions of the Offer" (the "Offer Conditions") is not satisfied and has not been waived by Parent or Purchaser (to the extent permitted under the Merger Agreement) on one or more occasions in consecutive increments of up to ten business days each (or such longer or shorter period as the parties to the Merger Agreement may agree) in order to permit the satisfaction of such Offer Conditions.

        Without the Company's written consent, Purchaser will not, and without Parent's written consent, Purchaser will not be required to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Section 8.01 therewith and (y) the End Date. The "End Date" means April 11, 2019 or, if on such date all of the Offer Conditions, other than the Antitrust Condition (as defined below in Section 15—"Conditions of the Offer") and those conditions that by their nature are to be satisfied at the Offer Expiration Time, have been satisfied or waived by Parent or Purchaser, then the End Date will automatically be extended one time (but not more than one time) by a period of three months. See Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement."

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Offer Expiration Time. Under certain circumstances described in the Merger Agreement, we may terminate the Merger Agreement.

        The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15—"Conditions of the Offer," we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In the case of certificated Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

        In the case of book-entry Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") (such a confirmation, a "Book-Entry Confirmation") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and such other documents. The term "Agent's Message" means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and

Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery." Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees for Shares.    No signature guarantee is required on the Letter of Transmittal; (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery for Shares.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the expiration of the Offer by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary.

        THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Tender Constitutes Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

        Options and Restricted Stock Units.    The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by the Company. Holders of outstanding vested but unexercised stock options or restricted stock units that have not yet been settled in Shares issued by the Company may participate in the Offer only if they first exercise such stock options or are issued Shares in respect of such restricted stock units in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such outstanding stock options or restricted stock units will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. In the event that any holder of outstanding vested but unexercised stock options or vested but not yet settled restricted stock units does not tender the underlying Shares into the Offer, following the Merger, such holder will still be entitled to receive the applicable consideration relating to such options or restricted stock units as set forth in Section 2.08 of the Merger Agreement. See Section 11—"The Merger Agreement; Other Agreements" for additional information regarding the treatment of outstanding equity awards in the Merger.

        Employee Stock Purchase Plan.    The Offer is being made only for Shares, and therefore participants in the Company's 2014 Employee Stock Purchase Plan (the "ESPP") may participate in the Offer only to the extent that the amounts accrued in a participant's account for the current purchase period are used to purchase Shares from the Company pursuant to the terms of the Merger Agreement and the ESPP and such Shares are issued prior to the expiration of the Offer. When a participant receives Shares purchased from the Company under the ESPP, the participant must comply with the procedures for tendering Shares described in this Section 3 prior to the expiration of the Offer. See Section 11—"The Merger Agreement; Other Agreements" for additional information regarding the ESPP.

        Information Reporting and Backup Withholding.    Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding and potential penalties, any U.S. Holder (as defined below) that does not otherwise establish an exemption should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, listing such U.S. Holder's correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any non-U.S. Holder should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder's exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after December 25, 2018 (i.e., the 60th calendar day following the date of commencement of the Offer), unless Purchaser has accepted them for payment by the end of December 25, 2018.

        For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

        Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Offer Expiration Time.

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.     Certain U.S. Federal Income Tax Consequences of the Offer and the Merger

        The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to U.S. Holders (as defined below) of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger. The summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. Holders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder (the "Regulations") and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to U.S. Holders in whose hands Shares are capital assets within the meaning of Section 1221 of the Code (generally, Shares held for investment purposes). This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, cooperatives, banks and certain other financial institutions), insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding shares as qualified small business stock within the meaning of Sections 1202 and/or 1045 of the Code, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation. In addition, this summary does not address the treatment of disqualifying dispositions of incentive stock options or the taxation of Shares acquired under the Company's ESPP. This summary also does not address the U.S. federal income tax consequences to a U.S. Holder of Vested Company Stock Options, Vested Company RSUs, Unvested Company Options, or Unvested Company RSUs. In addition, this summary does not address U.S. federal taxes other than income taxes and does not address the Medicare tax on net investment income. Under the CVR Agreement, the transfer of a CVR is restricted, and thus, this summary does not address the U.S. federal income tax consequences of a disposition of a CVR.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of

Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

        If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The receipt of cash and CVRs by a U.S. Holder in exchange for the Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs with respect to which there is uncertainty. The installment method of reporting gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

        There is little legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. It is possible that the CVRs may be characterized as debt instruments. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. U.S. Holders are urged to consult their own tax advisors with respect to the proper characterization of the CVRs.

        The receipt of the CVRs as part of the transaction consideration might be treated as a "closed transaction" or as an "open transaction" for U.S. federal income tax purposes. Pursuant to Regulations dealing with contingent payment obligations which are analogous to the CVRs, if the fair market value of the CVRs is "reasonably ascertainable," a U.S. Holder should treat the transaction as a "closed transaction" and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain or loss. These Regulations state that only in "rare and extraordinary" cases would the value of contingent payment obligations not be reasonably ascertainable. U.S. Holders are urged to consult their own tax advisors with respect to the treatment of the Offer or the Merger as an open or closed transaction.

        If the receipt of the CVRs is treated as an open transaction for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest, will generally first be applied to reduce a U.S. Holder's adjusted tax basis in the Shares. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger or the portion of CVR payments not treated as imputed interest received after the U.S. Holder's adjusted tax basis has been reduced to zero. A U.S. Holder will recognize loss to the extent of any remaining basis after the basis reduction described above, although it is possible that such holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder's abandonment of the holder's CVRs. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares (i.e., shares acquired at the same cost in a single transaction). Any such gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. Long-term capital gains of individuals who are U.S. Holders are generally subject to a reduced rate of federal income taxation. The deductibility of capital losses is subject to certain limitations.

        The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the Offer Acceptance Time or Effective Time, as applicable, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income as ordinary income the interest imputed pursuant to Section 483 of the Code using such holder's regular method of accounting for U.S. federal income tax purposes.

        If, contrary to the discussion above, the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder of Shares generally would recognize capital gain or loss, if any, in the same manner as if the transaction were an open transaction, except that a U.S. Holder would take into account the "reasonably ascertainable" fair market value of the CVRs, determined as of the Offer Acceptance Time or Effective Time, as applicable, as an additional amount realized for purposes of calculating gain or loss with respect to the exchange of Shares pursuant to the Offer or the Merger. A U.S. Holder's initial tax basis in a CVR received in the Offer or the Merger would equal the fair market value of such CVR. The holding period for a CVR would begin on the day following the Offer Acceptance Time or Effective Time, as applicable. There is little, if any, authority directly addressing the U.S. federal income tax treatment of receiving payments on CVRs received as part of a "closed transaction" and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that a portion of any payment on the CVRs may be treated as imputed interest under Section 483 of the Code (as described above).

6.     Price Range of Shares; Dividends on the Shares

        The Shares currently trade on Nasdaq under the symbol "CORI." The following table sets forth the high and low sale prices per Share for each quarterly period within the preceding fiscal year, as reported by Nasdaq:

	High	Low
Fiscal Year Ending September 30, 2018
First Quarter	$12.32	$9.11
Second Quarter	$13.93	$9.62
Third Quarter	$11.40	$7.87
Fourth Quarter	$9.91	$7.17
Fiscal Year Ending September 30, 2019
First Quarter (through October 25, 2018)	$12.79	$8.14

        On October 10, 2018, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $8.33 per Share. On October 25, 2018, the last full day of trading before commencement of the Offer, the closing price of the Shares on Nasdaq was $12.56 per Share. Stockholders are urged to obtain current market quotations for the Shares.

        The Company has not declared or paid dividends to date and does not anticipate doing so.

7.     Certain Information Concerning the Company

        The summary information set forth below is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

        General.    The Company was initially incorporated as a Michigan corporation "Contract Manufacturing, Inc." on October 10, 1996, and later redomiciled to Delaware on April 11, 2002 and changed its name to Corium International, Inc. The address of the Company's principal executive offices and the Company's phone number at its principal executive offices are as set forth below:

Corium International, Inc.
235 Constitution Drive
Menlo Park, CA 94025
Tel: (650) 298-8255

        In connection with our due diligence review of the Company, the Company made available to us certain financial information described under the heading "Certain Unaudited Prospective Financial Information of the Company" in Item 4.—"The Solicitation or Recommendation" of the Schedule 14D-9.

        The information contained in Section 6—"Price Range of Shares; Dividends on the Shares" is incorporated herein by reference.

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information concerning the Company's directors and officers, their compensation, stock options and restricted stock units granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

8.     Certain Information Concerning Parent, Purchaser and Certain Related Persons

        Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:

Gurnet Merger Sub, Inc.
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
(617) 588-4900

        Parent is a Delaware corporation and a wholly owned subsidiary of Gurnet Point L.P. ("Gurnet") and was formed solely for the purpose of facilitating the acquisition of the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The business address and business telephone number of Parent are as set forth below:

Gurnet Holding Company
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
(617) 588-4900

        Gurnet, the general partner of which is Waypoint International GP LLC, is a healthcare investment fund led by Christopher Viehbacher, managing partner of Gurnet Point Capital. Gurnet invests in life sciences, medical technology and healthcare services companies across all stages of development through to commercialization. The business address and business telephone number of Gurnet are as set forth below:

Gurnet Point L.P.
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
(617) 588-4900

        Pursuant to a commitment letter dated October 11, 2018 (the "Commitment Letter"), Gurnet has committed up to $500 million in the aggregate of equity financing (the "Financing") to Parent in connection with completion of the Offer and the Merger, subject to the applicable conditions set forth in the Merger Agreement and the Commitment Letter.

        The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser, Parent and Gurnet and certain other information are set forth in Schedule I to this Offer to Purchase.

        During the last five years, none of Purchaser, Parent or Gurnet, or, to the best knowledge of Purchaser, Parent or Gurnet, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        As of October 26, 2018, none of Purchaser, Parent or Gurnet directly beneficially owns any Shares.

        Except as set forth in Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent or Gurnet or, to the knowledge of Purchaser, Parent or Gurnet, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Parent or Gurnet or, to the knowledge of Purchaser, Parent or Gurnet, any of the other persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Parent or Gurnet, or, to the knowledge of Purchaser, Parent or Gurnet, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent, Gurnet, their subsidiaries or, to the knowledge of Purchaser, Parent or Gurnet, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, Gurnet, their subsidiaries or, to the knowledge of Purchaser, Parent or Gurnet, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Additional Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds

        We estimate that we will need approximately $500 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide us with sufficient funds to purchase all Shares validly tendered (and not withdrawn) in the Offer and to provide funding for the Merger. Parent expects to fund the Offer and the Merger using an equity investment contemplated pursuant to the Commitment Letter, that Parent has entered into with Gurnet, plus cash on hand at the Company. Pursuant to the Commitment Letter, Gurnet has committed to provide Parent with equity financing in an amount up to $500 million in the aggregate, or such lesser amount, which when aggregated with the Company's cash on hand as of the Effective Time, suffices to fully fund the Offer Price for all Shares validly tendered, the Merger Consideration, all amounts payable pursuant to Section 2.08(a) of the Merger Agreement with respect to all Vested Company Stock Options and all Vested Company RSUs, all amounts payable pursuant to Section 2.08(b) of the Merger Agreement with respect to all Unvested Company Options and all Unvested Company RSUs and all related fees and expenses of Parent (the "Aggregate Commitment"). Parent will contribute or otherwise advance to the Purchaser the proceeds of the equity commitment, which, together with available cash at the Company following the Merger, will be sufficient to fund the transactions contemplated by the Merger Agreement. The Offer is not conditioned upon Parent's or the Purchaser's ability to finance the purchase of the Shares pursuant to the Offer.

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all outstanding Shares of the Company, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Excluded Shares) in the Merger at the same price per Share as the Offer Price; (d) through Gurnet, we will have sufficient funds available to purchase all Shares validly tendered (and not withdrawn) in the Offer and, if we consummate the Offer, all Shares converted into the right to receive the Offer Price in the Merger; and (e) the Offer and the Merger are not subject to any financing or funding condition.

        Gurnet's funding obligations under the Commitment Letter are subject to: (1) Purchaser having consummated the Offer, and (2) with respect to the consummation of the Offer, all Offer Conditions have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Acceptance Time, but each of which is satisfied substantially concurrent with the Offer Acceptance Time).

        The funding obligations under the Commitment Letter to fund the Aggregate Commitment will terminate automatically and immediately upon the earliest to occur of:

  •
  the consummation of the closing of the Transactions (the "Closing") and funding of the Aggregate Commitment;

  •
  the valid termination of the Merger Agreement in accordance with its terms (other than by the Company pursuant to Section 8.01(d)(ii) of the Merger Agreement, due to Parent having breached or failed to perform any of its representation, warranties, covenants or other agreements in the Merger Agreement, such that a Parent Material Adverse Effect would have or be reasonably expected to occur);

  •
  three months after the valid termination of the Merger Agreement in accordance with its terms by the Company pursuant to Section 8.01(d)(ii) of the Merger Agreement, due to Parent having breached or failed to perform any of its representation, warranties, covenants or other agreements in the Merger Agreement, such that a Parent Material Adverse Effect would have or be reasonably expected to occur; or

  •
  the three month anniversary of the End Date if the closing of the Merger has not occurred and no claim is brought under the Commitment Letter or pursuant to Section 9.08 (Specific Performance) of the Merger Agreement prior to such three month anniversary.

        Notwithstanding the foregoing, if a claim is brought under the Commitment Letter, against Parent for willful breach of the Merger Agreement or pursuant to Section 9.08 of the Merger Agreement, within three months, then the obligation of Gurnet to fund the Aggregate Commitment will not terminate until there is either (x) a final, non-appealable resolution of such claim (and, in the event of a final, non-appealable judgment against Parent for monetary damages for willful breach of the Merger Agreement, payment of the amounts required to be paid under Section 1 of the Commitment Letter) or (y) a written agreement signed by the parties to the Commitment Letter.

        The Commitment Letter may be relied upon only by Parent, but the Company may rely on the Commitment Letter as a third party beneficiary to cause Gurnet to perform its funding obligations pursuant to Section 1 thereof.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

10.   Background of the Offer; Past Contacts or Negotiations with the Company

        The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company's activities relating to these contacts, please refer to the Schedule 14D-9.

Background of the Offer

        The following is a description of significant contacts between representatives of Gurnet, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of the Company's activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which has been filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.

        Gurnet and its affiliates are engaged in making investments in public and private companies in the healthcare and pharmaceutical industries, among other activities. As part of Gurnet's ongoing evaluation of such potential investments, representatives of Gurnet regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed and commercialized products in clinical areas that complement or further Gurnet's product portfolio and strategic plan, such as the Company.

        On April 6, 2018, following an initial outreach on April 2, 2018 by Guggenheim Securities, LLC ("Guggenheim Securities") at the direction of the Company, representatives of Gurnet held an introductory conference call with Peter D. Staple, the Company's president and chief executive officer, and Robert S. Breuil, the Company's chief financial officer, to discuss their respective businesses and potential opportunities involving Gurnet and the Company. The terms of the discussion were preliminary and exploratory in nature, relating to the Company's products and stage of development for Corplex Donepezil, but no price or terms of a potential transaction were discussed. At the conclusion of such discussions, the representatives of Gurnet and the Company agreed that further discussions would be beneficial and that the parties should enter into a non-disclosure agreement to facilitate the sharing of confidential information by the parties. Later that day, the Company provided a form of confidentiality agreement, which was subsequently executed by the Company and an affiliate of Gurnet on April 12, 2018 (the "Initial Confidentiality Agreement").

        Following the execution of the Initial Confidentiality Agreement, the Company provided Gurnet with access to an electronic data room that contained certain confidential information, which related to the Company's current commercial activities, development efforts and other business matters. During the following months, representatives of Gurnet conducted on-going business due diligence, focusing largely on the commercial opportunity for Corplex Donepezil, with respect to the Company and a potential acquisition of the Company by Gurnet.

        On April 23, 2018, members of the Company's senior management held a conference call with representatives of Gurnet to introduce the Company's and Gurnet's respective team members and to continue the prior business opportunity discussions, but no price or terms of a potential transaction were discussed.

        On April 27, 2018, members of the Company's senior management held another conference call with representatives of Gurnet to introduce the Company to certain additional Gurnet team members and to continue the prior business opportunity discussions, but no price or terms of a potential transaction were discussed.

        On April 30, 2018, the Company requested that Gurnet enter into a revised confidentiality agreement reflecting the disclosure of confidential information by both parties and certain additional terms, including a "standstill" provision.

        On May 17, 2018, the Company and Gurnet entered into the revised mutual confidentiality agreement (the "Confidentiality Agreement"), which included a "standstill" provision for a period of 12 months from the date of the Confidentiality Agreement.

        During the course of May and June 2018, representatives of the Company and representatives of Gurnet held periodic telephonic conferences primarily to discuss the Company's commercial prospects and product market analyses and the background of its business, including information relating to its manufacturing facility in Grand Rapids, Michigan.

        On July 19, 2018, representatives of Gurnet met with a representative of Guggenheim Securities at Gurnet's offices in Cambridge, Massachusetts. A representative of Gurnet informally indicated that Gurnet was considering making a proposal to acquire the Company at a price of approximately $10.40 per share and a payment of an unspecified amount of additional consideration contingent upon achievement of an undefined future sales milestone for Corplex Donepezil.

        On August 2, 2018, members of the Company's senior management and Guggenheim Securities attended an in-person meeting with representatives of Gurnet in Cambridge, Massachusetts where they provided information relating to the Company's technology, product development programs and market opportunity analyses, organization and cost structures and discussed the possibility of Gurnet, through one of its affiliates, acquiring the Company; however, neither the price nor the terms of the potential transaction were discussed.

        On August 14, 2018, Gurnet engaged Weil, Gotshal & Manges LLP ("Weil") to assist with its evaluation of a potential acquisition of the Company, including legal due diligence, negotiation of definitive documentation and other relevant aspects of the potential transaction.

        On August 17, 2018, an affiliate of Gurnet submitted a non-binding indication of interest, which proposed the acquisition of all of the issued and outstanding shares of the Company's capital stock for a per share purchase price of $12.00 in cash and one contingent value right representing a potential additional cash payment of $0.50 per share upon approval of the New Drug Application for Corplex Donepezil by the FDA on or prior to December 31, 2019 (the "August 17th Proposal"). The August 17th Proposal contemplated a "two-step" merger involving a tender offer for the outstanding shares of the Company's common stock followed by a short-form merger. The August 17th Proposal was conditioned on the receipt of a binding tender and support agreement from Essex Woodlands Health Ventures Fund VII, L.P. ("Essex Woodlands") and the completion of due diligence by Gurnet's representatives and advisors. The August 17th Proposal also requested that the Company agree to negotiate exclusively with Gurnet through September 30, 2018.

        On August 24, 2018, representatives of Guggenheim Securities informed representatives of Gurnet that the August 17th Proposal represented insufficient value for the Company's stockholders.

        On August 27, 2018, Gurnet submitted to the Company a revised non-binding indication of interest to acquire all of the issued and outstanding shares of the Company's capital stock (the "August 27th Proposal"). The August 27th Proposal increased the proposed cash portion of the consideration offered by $0.50 to $12.50 per share in cash and retained the previously proposed contingent value right representing the right to receive $0.50 per share upon approval of the New Drug Application for Corplex Donepezil by the FDA on or prior to December 31, 2019. The August 27th Proposal did not include a request that the Company negotiate exclusively with Gurnet for any period of time following delivery of the proposal letter. In response to the August 27th Proposal, a representative of Guggenheim Securities, at the direction of the Company, contacted Gurnet later that day to request that the relevant date for the contingent value right payment event be extended to March 31, 2020, which Gurnet agreed to consider. Also on August 27, 2018, a representative of Gurnet provided a detailed due diligence request list to the Company.

        On August 29, 2018, a representative of Guggenheim Securities, at the direction of the Company, introduced representatives of Weil to representatives of Fenwick & West LLP ("Fenwick & West"), outside legal counsel to the Company, for the purpose of facilitating legal due diligence and discussion of the legal terms of the potential acquisition.

        On September 1, 2018, representatives of Weil received access to the Company's electronic data room and began conducting legal due diligence of the Company's non-public information, which diligence efforts continued throughout September and early October 2018.

        On September 7, 2018, members of the Company's senior management team gave a high-level summary of the FDA meeting held on September 6, 2018 to representatives of Gurnet. Representatives of Gurnet had informed the Company's senior management and Guggenheim Securities that its willingness to proceed with a transaction would depend on review of the written minutes of the meeting to be provided by the FDA. On September 8, 2018, members of the Company's senior management team met with representatives and advisors of Gurnet to provide a more detailed clinical and regulatory update regarding Corplex Donepezil, discuss CMC (manufacturing) issues and provide updates from the FDA meeting.

        On September 11, 2018, David Greenwood and Ronald Eastman, each a member of the Company's board of directors, attended an in-person meeting in Burlingame, California with representatives of Gurnet. At this meeting, Messrs. Greenwood and Eastman and the representatives of Gurnet discussed the Company's business and its history, and Gurnet's experience and track record of investing in and acquiring companies in the healthcare industry.

        From September 11, 2018 through September 13, 2018, members of the Company's senior management held in-person due diligence meetings with representatives and advisors of Gurnet at the Company's manufacturing facility in Grand Rapids, Michigan, and at its corporate headquarters in Menlo Park, California to discuss business, corporate, finance, manufacturing, regulatory and technical diligence matters regarding the development of Corplex Donepezil and the Company's other product candidates and technologies, and the potential benefits of a transaction involving Gurnet and the Company.

        On September 22, 2018, Weil provided an initial draft of the agreement and plan of merger to Fenwick, which contemplated a "two-step" merger transaction structure involving a tender offer for the outstanding shares of the Company's common stock followed by a short-form merger. The September 22nd draft of the merger agreement included, among other things, (i) that unvested Company options and unvested Company restricted stock units would be converted into unvested options and restricted stock units to acquire equity in Parent; (ii) that tender and support agreements would be provided by multiple stockholders of the Company to be agreed by the parties, (iii) the ability of the Company's board of directors to change its recommendation in certain circumstances including receipt of a Superior Proposal (as defined in the merger agreement) from an unsolicited third party and upon an Intervening Event (as defined in the merger agreement), but did not allow the Company to terminate the merger agreement to enter into an alternative agreement relating to such superior proposal, and (iv) that the termination fee, payable by the Company in certain circumstances, equal 3.5% of the Company's equity value on a fully diluted basis (which would have included shares of the Company's common stock issuable upon the conversion of the Company's outstanding convertible notes). Representatives of Weil also informed Fenwick & West that, in addition to Essex Woodlands, Gurnet would like other large stockholders of the Company to execute a tender and support agreement in favor the transaction prior to announcement of the transaction.

        On September 26, 2018, Fenwick & West provided Weil with a markup of the merger agreement, which proposed, among other things, (i) that the parties discuss which stockholders should be approached regarding providing a tender and support agreement, (ii) that the treatment of the unvested Company options and unvested Company restricted stock units be discussed by the business parties, (iii) a number of changes to the Company's representations and warranties and the interim operating covenants, (iv) the ability of the Company to terminate the merger agreement to enter into an alternative agreement relating to a superior proposal, (v) that the termination fee, payable by the Company in certain circumstances, equal $15 million, and (vi) the ability of the Company to pursue claims for damages suffered by the holders of the Company's common stock in connection with a willful breach of the merger agreement by Parent or Purchaser.

        On September 29, 2018, following discussions between representatives of the Company and Gurnet, Fenwick & West provided Weil with proposed revisions to the sections of the merger agreement addressing treatment of unvested Company options and unvested Company restricted stock units, which contemplated that such equity awards would not be assumed by Parent, but replaced with cash awards equal to $12.50 per Share less, in the case of stock options, any applicable exercise price, and such cash awards would be distributed to the holders of such awards subject to and following achievement of the vesting terms of the original equity awards. The proposal also contemplated that a transition bonus plan be established for the benefit of certain continuing employees and consultants, with the aggregate value of such plan to be discussed by the parties.

        On October 2, 2018, Fenwick & West provided Weil with an initial draft of the Company's disclosure schedules.

        Also on October 2, 2018, representatives of Weil provided to Fenwick & West a proposed draft of the CVR Agreement and a revised draft of the merger agreement. In this draft CVR Agreement, the required date for approval of the New Drug Application for Corplex Donepezil was extended to March 31, 2020.

        The revised draft of the merger agreement reflected, among other things, (i) the expansion of the no solicitation covenant to also restrict the Company from engaging in discussions with third parties regarding licensing opportunities after execution of the merger agreement, (ii) the removal of the Company's right to terminate the merger agreement in connection with entry into an alternative agreement relating to a superior proposal, and (iii) that the offer condition relating to the Company's intellectual property and health and regulatory representations and warranties require that such representations and warranties be true and correct except for such failures that are not, individually or in the aggregate, material to the Company.

        On October 4, 2018, representatives of Fenwick & West discussed the draft merger agreement with representatives of Weil, including the source of funds for the transaction, the size of the termination fee and the required signatories to a tender and support agreement.

        On October 5, 2018, the Company received minutes from the FDA that, among other things, reflected the oral feedback provided by the FDA at the September 6, 2018 meeting described above and, on the same day, the Company shared these minutes with Gurnet and members of the Company's senior management had a telephone discussion with representatives of Gurnet to discuss the minutes.

        Also on October 5, 2018, Fenwick & West provided Weil with comments to the Company's representations and warranties in the merger agreement and requested a conference call to discuss the other open points of discussion in the merger agreement.

        On October 6, 2018, representatives of Weil and Fenwick & West participated in conference calls to discuss the Company's comments to the representations and warranties in the draft merger agreement and the other open points of discussion in the merger agreement, including the ability of the Company to terminate the agreement to accept an unsolicited superior proposal, the identity of the stockholders to be parties to the tender and support agreement, the termination fee payable by the Company and the triggers for payment of the termination fee and the representations to be made by the Company. During these discussions, representatives of Weil proposed that Gurnet would commit to provide equity financing sufficient to pay the required consideration under the merger agreement.

        Later in the evening of October 6, 2018, Fenwick & West provided Weil with comments to the draft CVR Agreement, which included, among other things, the obligation on Parent and Purchaser to use reasonable efforts to achieve the CVR milestone on or prior to March 31, 2020.

        On October 7, 2018, Fenwick & West provided Weil with a further revised draft of the merger agreement, which provided, among other things, (i) that the tender and support agreement would only be provided by Essex Woodlands, (ii) that the restriction on the ability of the Company to discuss licenses following signing of the merger agreement be limited to discussions regarding an exclusive license to Corplex Donepezil, (iii) the reinsertion of the ability of the Company to terminate the merger agreement to enter into an alternative agreement relating to a superior proposal and (iv) that the offer condition relating to the Company's intellectual property and health and regulatory representations and warranties would require that such representations and warranties be true and correct except for such failures that have not had a material adverse effect.

        On October 7, 2018, Weil provided a draft of the tender and support agreement to Fenwick, pursuant to which Essex Woodlands would, among other things, tender its shares into the tender offer, and agree to non-solicitation obligations consistent with those applicable to the Company and its representatives under the terms of the merger agreement. The termination provision of the tender and support agreement also contemplated that the agreement would not terminate until six months after the date of termination of the merger agreement.

        On October 8, 2018, Fenwick & West provided Weil with comments to the draft tender and support agreement, which included comments from Essex Woodland's outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation ("Wilson Sonsini"). Among other things, the October 8th draft of the tender and support agreement removed the non-solicitation obligation proposed by Gurnet and contemplated that the agreement would terminate automatically upon termination of the merger agreement. Later that evening, Weil provided to Fenwick & West a revised draft of the tender and support agreement which reinserted the non-solicitation obligation on Essex Woodland, but did not include the six-month "tail period."

        Also on October 8, 2018, Weil provided a revised draft of the merger agreement which, among other things, (i) expanded the restriction on the ability of the Company to discuss licenses following the signing of the merger agreement to an exclusive license of Corplex Memantine or Corplex Fingolimod, in addition to Corplex Donepezil, and (ii) proposed a termination fee, payable by the Company in certain circumstances, equaling $19 million. The draft additionally proposed that the circumstances in which the termination fee would be payable by the Company if the merger agreement was terminated after a rival offer to acquire the Company became publicly known would include a grant by the Company of an exclusive license to any of its core products to another third party within 12 months of such termination. The draft additionally confirmed that Essex Woodlands would be the only Company stockholder required to execute the tender and support agreement.

        Also on October 8, 2018, representatives of Weil and Fenwick & West exchanged drafts of the tender and support agreement and agreed that such agreement would not include a "tail period."

        On October 9, 2018, a representative of Fenwick & West introduced Weil to a representative of Wilson Sonsini to discuss the provisions of the tender and support agreement.

        Also on October 9, 2018, Weil provided Fenwick & West with an initial draft of the commitment letter from Gurnet, which provided for, among other things, Gurnet's commitment to provide Parent with sufficient funds to pay for the aggregate transaction consideration.

        From October 9 through the morning of October 11, 2018, representatives of Weil and Fenwick & West discussed and finalized the merger agreement, CVR Agreement, tender and support agreement, commitment letter and the Company's disclosure schedules, and representatives of Weil and Wilson Sonsini finalized the tender and support agreement.

        During the afternoon of October 11, 2018, Fenwick & West advised Weil that the Company's board of directors had met and unanimously: (i) declared that the merger agreement, the Merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted and approved the merger agreement and approved the Company's entry into the merger agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the merger agreement, and (iii) determined to recommend that the stockholders of the Company (other than Parent and its subsidiaries) accept the Offer and tender their shares to the Purchaser pursuant to the Offer.

        After the closing of trading on Nasdaq on October 11, 2018, applicable representatives and affiliates of the Company, Parent and the Purchaser executed the definitive Merger Agreement, the Commitment Letter and related documentation. Shortly thereafter, the Company issued a press release announcing the entry into the Merger Agreement and the transactions contemplated thereby.

11.   The Merger Agreement; Other Agreements

Merger Agreement

The Merger Agreement

        The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent, Purchaser and Certain Related Persons." Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Parent, Purchaser or the Company or the transactions contemplated in the Merger Agreement contained in public reports filed by Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on October 11, 2018. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on October 11, 2018, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in confidential disclosure schedules delivered by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company's public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on October 26, 2018, as well as in the Company's other public filings.

The Offer

Principal Terms of the Offer

        The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable but in no event later than October 25, 2018 (ten Business Days after the date of the Merger Agreement). Purchaser's obligation to accept for payment and pay (subject to any applicable withholding tax) for Shares tendered pursuant to the Offer is subject to the terms and conditions of the Merger Agreement and the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other Offer Conditions that are described in Section 15—"Conditions of the Offer." Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will promptly (and in any event no later than the first Business Day) after the Offer Expiration Time accept for payment all Shares validly tendered and not validly withdrawn and will promptly thereafter (and in any event no later than two business days after) pay for such Shares.

        The Merger Agreement provides that Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that the Company's prior written consent is required for Purchaser to:

  •
  reduce the number of Shares subject to the Offer;

  •
  reduce the Offer Price or amend the terms of the CVR or the CVR Agreement;

  •
  amend, modify or waive the Minimum Tender Condition or the Termination Condition;

  •
  add to the Offer Conditions or amend, modify or supplement any Offer Condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer;

  •
  extend or otherwise change the Offer Expiration Time (except as required or permitted by the other provisions of the Merger Agreement);

  •
  change the form of consideration payable in the Offer; or

  •
  provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

Extensions of the Offer

        The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or expressly permitted to extend the Offer. Specifically, the Merger Agreement provides that, subject to the rights of Parent and the Company to terminate the Merger Agreement pursuant to its terms, Purchaser will, and Parent will cause Purchaser to, extend the Offer:

  •
  for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the documents related to the Offer; and

  •
  on one or more occasions in consecutive increments of up to ten Business Days each (or such longer or shorter period as the parties to the Merger Agreement may agree) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Purchaser to the extent permitted under the Merger Agreement, in order to permit the satisfaction of such Offer Conditions.

        Without the Company's written consent, Purchaser will not, and without Parent's written consent, Purchaser will not be required to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with Section 8.01 therewith and (y) the End Date. Except as otherwise permitted by the Merger Agreement, Parent and Purchaser will not terminate the Offer (as it may be extended) prior to the Offer Expiration Time.

Schedule 14D-9 and the Company Board Recommendation

        The Merger Agreement provides that on the date of commencement of the Offer, as soon as reasonably practicable following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, to the extent required by Rule 14D-9 under the Exchange Act and any other applicable laws or regulations, the Schedule 14D-9 that contains (i) the Board Recommendation (subject to the terms and conditions of the Merger Agreement) and (ii) the notice and other information required by Section 262(d)(2) of the DGCL.

Board of Directors and Officers

        Under the Merger Agreement, as of the Effective Time, the directors of Purchaser as of immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of the Company as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

The Merger

Principal Terms of the Merger

        The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, as soon as practicable following the Offer Acceptance Time, subject to the absence of any governmental order, applicable law or other legal restraint or prohibition on the consummation of the Merger, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. The Merger will be governed by Section 251(h) of the DGCL.

        The certificate of incorporation of the Company, as the Surviving Corporation, will be amended and restated in its entirety at the effective time of the Merger to be in the form of the certificate of incorporation of Purchaser immediately prior to the effective time of the Merger, except that (i) all references to the name, date of incorporation, registered office and registered agent of Purchaser therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company, (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Purchaser may be omitted, and (iii) any changes that will be necessary to comply with Parents' obligations under the Merger Agreement regarding indemnification and exculpation of directors and officers may be made. The bylaws of the Company, as the Surviving Corporation, will be amended and restated at the effective time of the Merger to be in the form of the bylaws of Purchaser as in effect immediately prior to the effective time of the Merger.

        The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

  •
  Purchaser having consummated the Offer; and

  •
  no governmental authority having jurisdiction over any party to the Merger Agreement having issued any order, nor any applicable law or other legal restraint, injunction or prohibition being in effect that makes consummation of the Merger illegal or otherwise prevents or prohibits the consummation thereof.

        The Offer Conditions are described in Section 15—"Conditions of the Offer."

Conversion of Capital Stock at the Effective Time

        Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted automatically into the right to receive the Offer Price and will also cease to be outstanding and will automatically be cancelled and cease to exist and each holder of such Shares will only have the right to receive the $12.50 per Share in cash, net of applicable withholding taxes and without interest, plus (b) one CVR (collectively, the "Merger Consideration").

Treatment of Stock Options and Restricted Stock Units in the Merger

        Under the terms of the Merger Agreement, immediately prior to and contingent upon the Offer Acceptance Time:

  •
  each option to purchase Shares that is vested and outstanding immediately prior to the Effective Time (each, a "Vested Company Stock Option") and each vested restricted stock unit corresponding to Shares that have not yet settled (each, a "Vested Company RSU"), subject to the terms and conditions set forth in the Merger Agreement, will terminate and be cancelled and be converted into the right to receive the Option Consideration and/or RSU Consideration, as applicable. "Option Consideration" means, with respect to any Vested Company Stock Option, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company Stock Option multiplied by (y) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Vested Company Stock Option and (ii) one CVR for each Share issuable under such Vested Company Stock Option immediately prior to the Effective Time. "RSU Consideration" means, with respect to any Vested Company RSU, (i) an amount in cash equal to the product of (x) the number of Shares issuable under such Vested Company RSU multiplied by (y) the Closing Amount and (ii) one CVR for each Share issuable under such Vested Company RSU immediately prior to the Effective Time;

  •
  each option to purchase Shares that is unvested and outstanding immediately prior to the Effective Time (each, an "Unvested Company Option"), and each unvested restricted stock unit corresponding to Shares (each, an "Unvested Company RSU") will not be assumed by Parent;

  •
  each Unvested Company Option held by a continuing employee or continuing consultant that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, subject to the withholding rights Parent, Purchaser, the Surviving Corporation and the paying agent under section 2.10 of the Merger Agreement, shall be converted into and substituted for the right to receive an amount equal to the product of (x) the excess of (A) the Closing Amount over (B) the exercise price payable in respect of each Share issuable under such Unvested Company Option, if applicable, payable on the date that such Unvested Company Option would have become vested under the vesting schedule in place for such awards at the Effective Time in accordance with the terms of the Merger Agreement; provided that if the vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time, no further cash payments will be made with respect to such Unvested Company Option;

  •
  each Unvested Company RSU held by a continuing employee or continuing consultant that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, subject to the withholding rights Parent, Purchaser, the Surviving Corporation and the paying agent under section 2.10 of the Merger Agreement, shall be converted into and substituted for the right to receive an amount equal to the product of (x) the number of Shares issuable under such Unvested Company RSU multiplied by (y) the Closing Amount ("Unvested RSU Consideration") payable on the date that such Unvested Company RSU would have become vested under the vesting schedule in place for such awards at the Effective Time in accordance with the terms of the Merger Agreement; provided that if such vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time, no further cash payments will be made with respect to such Unvested Company RSU.

        At or prior to the Offer Acceptance Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, are required to adopt resolutions and take any actions that are necessary to effectuate the provisions of the Merger Agreement with respect to the Company stock options and Company restricted stock units.

Treatment of the Company ESPP

        Pursuant to the Merger Agreement, the Company must take all reasonable actions, including adopting any necessary resolution, to (i) terminate the ESPP as of immediately prior to consummation of the Transactions (the "Closing Date"), (ii) ensure that no new offering period under the ESPP will be commenced on or after the date of the Merger Agreement, (iii) if the closing of the Transactions shall occur prior to the end of any offering period in existence under the ESPP on the date of the Merger Agreement, cause a new exercise date to be set under the ESPP, which date will be the business day immediately prior to the initial Offer Expiration Time, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the Merger Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Offer Expiration Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to the Merger Agreement), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

Transition Bonus Plan

        Under the terms of the Merger Agreement, prior to the Effective Time, the Company shall adopt a bonus plan (the "Transition Bonus Plan") to provide payments to certain employees and consultants, in the aggregate, of $750,000, conditioned on first commercial sale of Corplex Donepezil and subject to the terms and conditions set forth therein, including continued employment or service at the time of payment under the Transition Bonus Plan, unless such Person has been terminated without Cause (as defined in the Transition Bonus Plan) or resigned for Good Reason (as defined in the Transition Bonus Plan). Any amounts forfeited under the Transition Bonus Plan shall be reallocated to other participants of the Transition Bonus Plan on an adjusted pro rata basis in proportion to their participation in the Transition Bonus Plan.

Adjustments to the Offer Price and Merger Consideration

        The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time there is any change in the outstanding shares of the Company's capital stock, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, then the Offer Price and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to reflect such change.

Representations and Warranties

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

  •
  enforceability of the Merger Agreement;

  •
  governmental authorization;

  •
  required consents and approvals and no violations of organizational documents or applicable law;

  •
  capitalization;

  •
  financial statements and SEC filings;

  •
  disclosure controls and internal controls over financial reporting;

  •
  information to be included in the Offer documents, the Schedule 14D-9 and other information required to be disseminated in connection with the Offer;

  •
  the absence of certain changes;

  •
  the absence of undisclosed liabilities;

  •
  litigation;

  •
  compliance with applicable laws and possession of necessary permits;

  •
  compliance with anti-corruption and anti-bribery laws;

  •
  material contracts;

  •
  tax matters;

  •
  employee matters and employee benefit plans, including ERISA matters and certain related matters;

  •
  labor and employment matters;

  •
  insurance;

  •
  environmental matters;

  •
  intellectual property matters;

  •
  real property;

  •
  health regulatory matters;

  •
  interested party transactions;

  •
  brokers fees;

  •
  the opinion of the Company's financial advisor; and

  •
  the absence of other representations and warranties.

Material Adverse Effect

        Certain of the Company's representations and warranties contained in the Merger Agreement and certain of the Offer Conditions contained in the Merger Agreement are qualified as to "materiality" or "Company Material Adverse Effect", "Parent Material Adverse Effect", or by knowledge.

        "Company Material Adverse Effect" as used in the Merger Agreement means any state of facts, circumstance, event, change, development, occurrence, effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company; or (ii) would reasonably be expected to prevent or delay beyond the End Date the performance by the Company of its obligations under the Merger Agreement, unless resulting from, relating to or arising from any of the following (it being understood that the obligation to comply with the HSR Act or any other Antitrust Laws shall not be deemed to constitute a Company Material Adverse Effect pursuant to clause (ii)):

  (i)
  changes in general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world,

  (ii)
  changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world,

  (iii)
  changes in conditions generally affecting the industry in which the Company operates,

  (iv)
  any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism),

  (v)
  any hurricane, flood, tornado, earthquake or other natural disaster or act of God,

  (vi)
  any failure by the Company to meet any internal or external projections or forecasts or any decline in the price of the Company's common stock or other securities of the Company (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition),

  (vii)
  the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, licensors, licensees, venture partners or employees,

  (viii)
  changes in applicable laws or the interpretation thereof,

  (ix)
  changes in GAAP or any other applicable accounting standards or the interpretation thereof,

  (x)
  any Proceedings made, brought or threatened by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board arising out of the Merger or the other Transactions, and

  (xi)
  any action required to be taken by the Company pursuant to the terms of the Merger Agreement or at the direction of Parent or Purchaser.

        Notwithstanding the above, any effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v), (viii) or (ix) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company as compared to any other participants that operate in the industries in which the Company operates.

        In the Merger Agreement, Parent and Purchaser have also made customary representations and warranties to the Company, including representations relating to, among other things:

  •
  corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

  •
  enforceability of the Merger Agreement.

  •
  governmental authorization;

  •
  required consents and approvals, and no violations of organizational documents, applicable laws or agreements;

  •
  capitalization, formation and corporate purpose of Purchaser;

  •
  absence of required vote of Parent's stockholders;

  •
  accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

  •
  litigation;

  •
  the financing commitments obtained by Parent for the Transactions;

  •
  Share ownership; and

  •
  the absence of other representations and warranties.

        Certain of Parent's representations and warranties contained in the Merger Agreement are qualified as to "materiality" or "Parent Material Adverse Effect." "Parent Material Adverse Effect," as used in the Merger Agreement, means any state of facts, circumstance, event, change, development, occurrence or effect that, individually or in the aggregate, does or would reasonably be expected to prevent, materially delay or materially impair Purchaser or Parent from consummating the transactions contemplated by the Merger Agreement, on a timely basis.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any certificate or other instrument delivered pursuant to the Merger Agreement) survive the Merger. Any covenant or agreement of the Company, Purchaser and Parent contained in the Merger Agreement which, by its terms, contemplates performance after the Effective Time, will survive in accordance with its terms.

Covenants

Operation of Business Pending the Merger

        From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement (the "Pre-Closing Period"), except (i) for certain matters set forth in the disclosure schedules to the Merger Agreement, (ii) as required by applicable law, (iii) as expressly required by the Merger Agreement, or (iv) with the prior written consent of Parent, the Company will conduct its business in the ordinary course consistent with past practice.

        The Merger Agreement also provides that during the Pre-Closing Period, except (i) for certain matters set forth in the disclosure schedule to the Merger Agreement, (ii) as required by applicable law, (iii) as expressly required by the Merger Agreement or (iv) with the written consent of Parent, the Company will not among other things:

  •
  amend the organizational documents of the Company (whether by merger, consolidation or otherwise);

  •
  issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any lien with respect to the securities of the Company or any other capital stock of the Company, or grant any options, warrants or other rights to acquire any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (A) upon the exercise of the Company's stock options outstanding as of the date of the Merger Agreement pursuant to the Company's existing stock plans or pursuant to the terms of the Company's restricted stock units or that are outstanding on the date of the Merger Agreement, in each case in accordance with the applicable stock plan's and equity award's terms as in effect on the date of the Merger Agreement, (B) pursuant to the ESPP in accordance with the terms thereof and the Merger Agreement (as described above), or (C) upon the exercise of the stock options or settlement of the restricted stock units granted in accordance with the Merger Agreement;

  •
  amend any term of any security of the Company (in each case, whether by merger, consolidation or otherwise);

  •
  except in connection with actions permitted in Section 6.02 of the Merger Agreement (relating to unsolicited proposals), take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal (as defined below) or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Purchaser, or any of their respective subsidiaries or affiliates, or the Transactions;

  •
  except in connection with actions permitted in Section 6.02 of the Merger Agreement (relating to unsolicited proposals), adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company under any similar applicable law;

  •
  create any subsidiary of the Company;

  •
  (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company's capital stock or other securities (other than dividends to the Company) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any of the Company's securities or capital stock of the Company or otherwise change the capital structure of the Company;

  •
  make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by applicable law;

  •
  change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in all material respects in accordance with past practices;

  •
  accelerate, terminate or consent to the termination of, cancel, exercise or fail to exercise an expiring renewal option, materially amend, grant a waiver of any material right under or otherwise (x) materially modify any material contract or any contract that would constitute a material contract if in effect as of the date of the Merger Agreement or (y) enter into contract that would constitute a material contract if in effect as of the date of the Merger Agreement (provided, however, that if the Company requests to take any action prohibited by the Merger Agreement, Parent will not unreasonably withhold, consent or delay providing written consent to such action);

  •
  make or agree or commit to make any capital expenditure in excess of $100,000 in the aggregate, (other than such capital expenditures that are described with dollar values attributed) in the Company's capital plan for fiscal 2019 (a copy of which was previously provided to Parent on October 8, 2018);

  •
  repurchase, prepay, incur, assume or guarantee any indebtedness to any person or entity, issue or sell any debt securities of the Company or guarantee any debt securities of any other person or entity or enter into any arrangement having the economic effect of any of the foregoing;

  •
  grant or suffer to exist any liens on any properties or assets of the Company that are material to the Company, other than certain liens permitted by the Merger Agreement;

  •
  make any capital investment in or loan or advance to, or forgive any loan to, any other person or entity;

  •
  other than in the ordinary course of business, acquire, sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of or subject to any lien any of the material assets, properties or rights of the Company;

  •
  purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any person or entity;

  •
  enter into a new line of business or abandon or discontinue any existing line of business;

  •
  settle, pay, discharge or satisfy any legal proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction of proceedings arising after the date of the Merger Agreement (which the Company shall keep Parent reasonably apprised of the status of each such proceeding) that (A) relates to any claim or proceeding against the Company or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto ("Stockholder/Transaction Litigation") (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.11 of the Merger Agreement) or (B) (1) results solely in a monetary obligation involving the payment of monies by the Company of not more than $250,000, individually or in the aggregate for all such proceedings (excluding any settlements or settlement amounts funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company) and (2) would not involve any admission of guilt or impose any material restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company, whether before, on or after the Effective Time;

  •
  except as required by applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement, (A) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases with respect to the Company's employees who are not directors or executive officers in the ordinary course of business in connection with the Company's annual merit-based compensation review process, (B) enter into any new, or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors or employees, (C) establish, adopt, enter into, materially amend, terminate, or take any action to accelerate rights under any of the Company's employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee plan of the Company if it were in existence as of the date of the Merger Agreement, (D) enter into any third-party contract with respect to an the Company employee plan (including contracts for the provision of services to such employee plan, including benefits administration) having a term of greater than one year, other than ordinary course renewals of existing employee plans of the Company pursuant to their terms, (E) fund any rabbi trust or similar arrangement, (F) grant or amend any equity or equity-based awards except as required by existing the Company Stock Plans, or (G) hire any employee, or independent contractor, other than in the ordinary course of business consistent with past practice, terminate the employment or service (other than for cause) of any employee or independent contractor;

  •
  other than in the ordinary course of business consistent with past practice, sell, license, sublicense, covenant not to sue under, abandon, allow to lapse, assign, transfer, disclose, create any lien on (other than certain liens permitted by the Merger Agreement), or otherwise grant any rights under any Company-owned intellectual property, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company with respect to any Company-licensed intellectual property;

  •
  settle or compromise any claim relating to a material amount of taxes, agree with a taxing authority as to any material adjustment of any tax attribute or tax incentive, consent to any extension or waiver of the statute of limitations period that will remain in effect after the Closing Date applicable to a material amount of taxes, enter into any closing agreement with respect to taxes, amend any tax return, make any material change in any of the methods, principles or practices used by the Company or for tax accounting except as required by applicable law, or file any material tax election or any election pursuant to Section 7701 of the Internal Revenue Code and the Treasury Regulations thereunder;

  •
  enter into any material transaction or contract with any affiliate of the Company, holder of 5% or more of the Shares, director or executive officer of the Company or enter into any other material transaction or contract with any other person or entity that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; or

  •
  authorize, or agree or commit to take, any of the actions described in the foregoing clauses.

No Solicitation and Competing Acquisition Proposals

        The Merger Agreement provides that, from the date of the Merger Agreement until the Offer Acceptance Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, the Company is prohibited from, and is prohibited from authorizing or permitting its representatives to, and is required to direct its representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate or knowingly cooperate with the making of any Acquisition Proposal

(as defined below) or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than in response to an inquiry from a third party that was not solicited in violation of Section 6.02 of the Merger Agreement, informing such third party of the existence of the provisions contained in Section 6.02 of the Merger Agreement, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company, afford access to the business, properties, assets, books or records of the Company to or otherwise knowingly assist, participate in, knowingly facilitate, knowingly cooperate with or knowingly encourage any action by, any third party in connection with or for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (iii) recommend, approve, authorize or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (iv) approve, authorize, resolve or agree (or publicly propose to approve, authorize, resolve or agree) to do any of the foregoing. The Merger Agreement also requires that the Company, and the Company to direct its representative to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person or entity conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal or any inquiry, or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, and (B) terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Transaction (as defined below). Within three business days of the date of the Merger Agreement, the Company shall request the prompt return or destruction of any confidential information provided to any such third party or any of its representatives and from any other person to whom confidential information was provided in connection with a proposed Acquisition Transaction. The Company will be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a private Acquisition Proposal to the Company Board; in each case, to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board's fiduciary duties to the stockholders of the Company under applicable law.

        Notwithstanding anything else to the contrary in the Merger Agreement, if, prior to the Offer Acceptance Time, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of the Merger Agreement and did not result from any breach of the provisions of the Merger Agreement relating to non-solicitation and unsolicited proposals), and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below), then the Company and its representatives may, subject to compliance with the applicable provisions of the Merger Agreement relating to non-solicitation and unsolicited proposals, do any or all of the following: (i) furnish any information with respect to the Company to any third party making such Acquisition Proposal (provided that (A) prior to furnishing any such information, the Company receives (or has received) from such third party and provides to Parent a copy of an executed Acceptable Confidentiality Agreement (as defined below) and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event no later than twenty-four hours after it is so furnished) to such third party) or (ii) participate or engage in negotiations or discussions with the person or entity making such Acquisition Proposal and its representatives regarding such Acquisition Proposal. The Company acknowledged and agreed in the Merger Agreement that any action that if taken by the Company would be a breach of the provisions set forth in Section 6.02 of the Merger Agreement relating to non-solicitation and unsolicited proposals, is taken by any representative of the Company or (solely for purposes of Section 6.02(e) of the Merger Agreement and the first sentence of Section 6.02(b) of the Merger Agreement the supporting stockholder), such action shall be deemed to constitute a breach of such section by the Company.

Change of Recommendation; Other Adverse Actions

        The Merger Agreement provides that during the Pre-Closing Period, neither the Company Board nor any committee thereof will:

  •
  (A) fail to make, withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Purchaser) the Board Recommendation (with the understanding that the Company failing to recommend the rejection of any Acquisition Proposal that is a tender offer or exchange offer, and reaffirming the Board Recommendation within ten business days after the commencement of the tender offer or exchange offer, shall be considered an adverse modification), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal, (C) after public announcement of an Acquisition Proposal (other than in connection with the commencement of a tender offer or exchange offer), fail to publicly reaffirm and confirm that the Company Board has not changed the Board Recommendation within five Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time); provided, that Parent may only make such request once with respect to any Acquisition Proposal that has not been amended with respect to financial or other material terms, or (D) fail to include the Board Recommendation in the Schedule 14D-9 when disseminated to the Company's stockholders (any action described in clauses (A) through (D) being referred to as a "Change in Recommendation"); or

  •
  approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or enter into, any contract, letter of intent, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an "Alternative Acquisition Agreement").

        Notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Company Board may make a Change in Recommendation in response to an Intervening Event (as defined below) if:

  •
  the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Company Board's fiduciary duties to the stockholders of the Company under applicable law;

  •
  (A) the Company will have provided Parent five Business Days' prior written notice of its intention to make a Change in Recommendation prior to making any such Change in Recommendation, which notice will describe the reasons for the change and the Intervening Event in reasonable detail, provided that such notice will not constitute a Change in Recommendation and (B) if requested by Parent in good faith, during such five Business Day period after providing such notice, will have negotiated (and directed its representatives to negotiate) in good faith with Parent and its representatives with respect to any revisions to the terms of the Merger Agreement or any other proposal by Parent so that a Change in Recommendation would no longer be necessary; and

  •
  after giving effect to all such revisions and proposals, if any, after consultation with outside legal counsel, the Company Board will have determined in good faith that failure to make the Change in Recommendation in response to such Intervening Event would be inconsistent with the Company Board's fiduciary duties to the stockholders of the Company under applicable law.

        "Intervening Event" means a material event, occurrence or fact occurring or arising after the date of the Merger Agreement (other than any event, occurrence or fact that results from a material breach of the Merger Agreement by the Company or from the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) the Company pursuant to, the Merger Agreement) that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of the Merger Agreement, other than any event, occurrence or fact that relates to (i) an Acquisition Proposal or any matter relating thereto or consequence thereof or (ii) Parent, Purchaser or any of their affiliates. In the event of any material change in the event, occurrence or facts relating to such Intervening Event (other than in respect to any revisions proposed or proposals made by Parent as referred to above), the Company will be required to deliver new notices, and the Company will be required to comply again with the foregoing provisions, except that the references to five Business Days will be deemed to be three Business Days.

        At any time prior to the Offer Acceptance Time subject to the Company's compliance with the provisions of the next paragraph, (A) the Company Board may make a Change in Recommendation or (B) the Company may terminate the Merger Agreement in accordance with Section 8.01(d)(i) of the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, if, in response to a bona fide written Acquisition Proposal made after the date of the Merger Agreement and not withdrawn that did not result from a breach of the non-solicitation or unsolicited proposal provisions of the Merger Agreement, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure of the Company Board to make a Change in Recommendation would be inconsistent with the Company Board's fiduciary duties under applicable law.

        The Company will not be entitled to make such a Change in Recommendation or terminate the Merger Agreement in connection with a Superior Proposal as described in the immediately preceding paragraph unless:

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  the Company has provided Parent five Business Days' prior written notice (the "Superior Proposal Notice"), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal), and providing Parent with a copy of the Alternative Acquisition Agreement and any other relevant documents for such Superior Proposal in the form to be entered into (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement);

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  during such five Business Day period, if requested by Parent in good faith, the Company and its representatives have engaged in good faith negotiations with Parent regarding changes to the terms of the Merger Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

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  the Company Board has considered in good faith any and all adjustments to the Merger Agreement (including a change to the price terms thereof) and any other agreements that proposed in writing by Parent no later than 11:59 p.m., New York City time, on the fifth Business Day of such five Business Day period and has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal would continue to constitute a Superior Proposal if such proposed changed terms were to be given effect, and that the failure to make the Change in Recommendation would be inconsistent with the Company Board's fiduciary duties to stockholders of the Company under applicable law.

        Any material revisions to the terms of a Superior Proposal or material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, will constitute a new Acquisition Proposal and will in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the references to five Business Days will be deemed to be three Business Days.

        The Company is required to promptly (and in any event within twenty-four hours after receipt) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, and in connection with such notice, provide to Parent in writing within twenty-four hours the terms and conditions (including the identity of the third party making any such Acquisition Proposal), other than immaterial terms and conditions, of any such Acquisition Proposal as well as copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request. The Company is required to (i) keep Parent reasonably informed on a reasonably current basis of the status and details and terms (other than immaterial details and terms) of any such Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations related to the receipt of bona fide Acquisition Proposal advising Parent of any determination by the Company Board relating to such Acquisition Proposal) and any discussions and negotiations concerning the terms and conditions (other than immaterial terms and conditions) thereof and (ii) promptly provide to Parent (and in any event within twenty-four hours after receipt or delivery thereof) any written proposals, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

        Under the Merger Agreement:

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  "Acceptable Confidentiality Agreement" means a confidentiality agreement (i) containing terms as to confidentiality that are, in the aggregate, no less restrictive of, or in the aggregate more favorable to, the third party that is party to such agreement and its affiliates and representatives than the terms as to confidentiality set forth in the Confidentiality Agreement (as defined below), are to Parent and its affiliates and representatives, and (ii) that does not prohibit the Company from providing any information to Parent in accordance with this covenant or otherwise prohibit the Company from complying with its obligations under the Merger Agreement.

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  "Acquisition Proposal" means any inquiry, indication of interest, offer or proposal, including any amendment or modification to any existing inquiry, indication of interest, offer or proposal (other than any inquiry, indication of interest, offer or proposal made or submitted by or on behalf of Parent, Purchaser or one or more of their controlled Affiliates), contemplating an Acquisition Transaction or otherwise relating to an Acquisition Transaction.

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  "Acquisition Transaction" means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with any person or entity or "group" (as defined in the Exchange Act) relating to (v) granting an exclusive license to Corplex Donepezil, Corplex Memantine or Corplex Fingolimod, (w) the issuance to such person or entity or "group" or acquisition by such person or entity or "group" of, or a tender offer or exchange offer that if consummated would result in such person or entity or "group" beneficially owning (within the meaning of Section 13(d) of the Exchange Act), at least twenty percent of the outstanding equity interests in the Company, (x) the acquisition (including by exclusive license) by such person or entity or "group" of assets of the Company representing at least twenty percent of the fair market value of the assets of the Company, or to which twenty percent or more of the Company's net income or net revenues are derived, in each case of clause (w) and (x), whether pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction, (y) the liquidation or dissolution of the Company or (z) any combination of the foregoing. Notwithstanding the foregoing, an exclusive license to a third party to Corplex Donepezil, Corplex Memantine or Corplex Fingolimod that is limited to geographic territories that do not include the United States shall not be deemed to be an "Acquisition Transaction" for purposes of clause (v) of this paragraph if Parent shall have consented to discussions with such third party with respect thereto.

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  "Superior Proposal" means a bona fide written Acquisition Proposal (provided, that for this purpose the references to "twenty percent" in the definition of Acquisition Transaction will be deemed to be references to "fifty percent") made by a third party, that did not result from a material breach of the non-solicitation or unsolicited proposals provisions in the Merger Agreement, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), taking into account all of the terms and conditions of such Acquisition Proposal and the Merger Agreement (including any offer by Parent to amend the terms of the Merger Agreement, and any other agreements proposed by Parent) and taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably capable of being consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company's stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

        Nothing contained in the Merger Agreement prohibits the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required by applicable law and the failure of the Company Board to comply therewith would be inconsistent with the Company Board's fiduciary duties to the stockholders of the Company under applicable law, provided that these allowances will not permit the Company Board to make a Change in Recommendation except to the extent permitted by the applicable provisions of the Merger Agreement and any disclosure contemplated by clause (i) or (ii) of this paragraph shall be deemed a Change in Recommendation unless the Company Board expressly confirms the Board Recommendation in such disclosure.

Access to Information

        Upon reasonable notice to the Company and subject to customary exceptions and limitations, the Company will, and will cause its officers, directors, employees and other representatives to, (i) afford Parent's and Purchaser's officers and other authorized representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective representatives, officers, employees, properties, facilities, books, contracts, records (including tax returns), reports (including draft and final reports of audited financial statements as and when furnished to the Company), work papers, correspondence and any other such assets, documents and information relating to the Company that is in the possession, custody or control of the Company or its representatives (whether in physical or electronic form), and furnish Parent and Purchaser financial, operating and other data and information as Parent and Purchaser through their officers, employees or other representatives, may reasonably request, (ii) upon reasonable request from Parent or Purchaser, use reasonable efforts to afford Parent's and Purchaser's officers and other authorized representatives reasonable access to the Company's suppliers and material customers promptly furnish Parent and Purchaser with a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions. Any such access will be conducted at Parent's expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company.

State Takeover Litigation

        Under the Merger Agreement, if any "control share acquisition," "business combination," "fair price," "moratorium" or other anti-takeover applicable law becomes or is deemed or purports to be applicable to any of the Transactions, then each of the Company, Parent, the Purchaser, and their respective Boards of Directors will use their respective reasonable efforts to (i) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and (ii) otherwise act to render such anti-takeover applicable law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to the foregoing.

Notice of Certain Events

        The Merger Agreement provides that, during the Pre-Closing Period, each of Purchaser, Parent and the Company is required to promptly notify the other in writing of (a) any written notice or other written communication received by such party or any of its subsidiaries from any person alleging that the consent, approval, permission or waiver from such party is or may be required in connection with the Transactions, (b) any written notice or other written communication received by such party or any of its subsidiaries from any governmental authority in connection with the Transactions, (c) the commencement or written threat to commence any Stockholder/Transaction Litigation or any other legal proceeding that, if pending on the date of Merger Agreement, would have been required to have been disclosed pursuant to any section of Merger Agreement and (d) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the Offer Conditions or conditions to the Merger to be satisfied. However, no notification given by any party pursuant to the above paragraph will (1) limit or affect any of the representations, warranties, covenants, obligations or conditions contained in the Merger Agreement, (2) otherwise prejudice in any way the rights and remedies contained in the Merger Agreement, (3) be deemed to affect or modify such party's reliance on the representations, warranties, covenants and agreements made by the other parties in the Merger Agreement or (4) be deemed to amend or supplement the confidential disclosures made with respect to the Merger Agreement or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Post-Closing Employment and Employee Benefits

        Under the Merger Agreement, Parent has agreed that it will, or will cause the Surviving Corporation to provide, to each person who was an employee of the Company immediately before the Effective Time, who is employed by the Surviving Corporation immediately following the Effective Time (a "Continuing Employee"), for a period beginning on the closing date and ending on December 31, 2019, (i) base salary and base wages in an amount no less favorable than that in effect immediately prior to the execution of the Merger Agreement and (ii) short-term cash incentive compensation opportunities, severance benefits and other employee benefits (other than equity compensation, long-term cash incentive compensation opportunities and retention or transaction bonuses) that are substantially comparable in the aggregate to the benefits provided to such Continuing Employees immediately prior to the execution of the Merger Agreement and pursuant to the same employee plans of the Company if those arrangements are listed on the disclosure schedules to the Merger Agreement or otherwise adopted in compliance with the Merger Agreement (the "Surviving Corporation Benefit Plans").

        Parent will cause the service of each Continuing Employee with the Company prior to the closing date of the Merger to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation, but solely to the extent that service was credited to such employee for such purposes under a comparable employee benefit plan of the Company immediately prior to the closing date of the Merger and to the extent that such credit would not result in a duplication of benefits.

        From and after the closing date of the Merger, with respect to each Surviving Corporation Benefit Plan that is an "employee welfare benefit plan" in which any Continuing Employee is or becomes eligible to participate, Parent will use reasonable efforts to cause each such Surviving Corporation Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Surviving Corporation Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding employee benefit plan of the Company in which Continuing Employee was a participant immediately prior to his commencement of participation in Surviving Corporation Benefit Plan but only to the extent permitted under the terms and conditions of Parent's applicable insurance contracts in effect as of the closing date of the Merger.

        With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent will, or will cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued but unused personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company, as they may be amended from time to time.

        The Merger Agreement further provides that nothing in the foregoing obligations will create any right in any other person or entity, including any employee of the Company, any participant in any employee benefit plan of the Company or Surviving Corporation Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, the Company, the Surviving Corporation or any of their affiliates and that nothing in the foregoing obligations will amend any employee benefit plan of the Company, any Surviving Corporation Benefit Plan or require Parent, the Surviving Corporation or any of their affiliates to permit any person or entity to participate in any particular benefit plan established or maintained by Parent or any of its affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and applicable law.

Director and Officer Indemnification

        The Merger Agreement provides for indemnification rights in favor of the Company's current and former directors and officers, who we refer to as "indemnitees." Specifically, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and pursuant to (i) each indemnification agreement that is in effect between the Company and any of the indemnitees that was publicly available on the EDGAR website or was provided to Parent prior to the execution of the Merger, and (ii) any indemnification or exculpation provisions set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement. In addition, for a period of six years following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be required to contain provisions with respect to indemnification, advancement of expenses or exculpation no less favorable than those in the equivalent organizational documents of the Company on the date of the Merger Agreement and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company or the Surviving Corporation with respect to any indemnification or exculpation provisions set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of the Merger Agreement with respect to acts or omissions by persons covered by such provisions and in the capacity covered thereby occurring at or prior to the Effective Time.

        Prior to the closing of the Merger, the Company is required to use its reasonable efforts to purchase (in consultation with Parent) a "tail" or "runoff" officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of the Merger Agreement (the "Current Premium"). If the Company or Parent obtains such a prepaid "tail" or "runoff" policy prior to the Effective Time, the Surviving Corporation is required to, and Parent is required to cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such "tail" or "runoff" policy prior to Closing, then either (i) Parent may purchase such "tail" or "runoff" policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation is required to, and Parent is required to cause the Surviving Corporation to, maintain an officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of the Merger Agreement for a period of six years after the Effective Time. In satisfying its obligations to provide such insurance, neither Parent nor the Surviving Corporation will be obligated to pay annual premiums in excess of 300% of the Current Premium, and if such premiums would at any time exceed 300% of the Current Premium, Parent or the Surviving Corporation is required to maintain insurance policies that, in its good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

        Pursuant to the Merger Agreement, the Company and Parent have agreed to each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the Transactions as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions, waivers, consents and approvals from governmental authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from any third parties necessary to consummate the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

        Parent and the Company have also agreed to (i) prepare and file any notification and report forms and related material required under the HSR Act, as promptly as reasonably practicable and advisable, and, in any event within ten business days after the date of the Merger Agreement and provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the U.S. Department of Justice or Federal Trade

Commission under the HSR Act or by other governmental authorities under applicable antitrust laws. Each of Parent and the Company has also agreed to prepare and file any notification and report forms and related material required by any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related materials that are necessary, proper or advisable to permit consummation of the Transactions as promptly as reasonably practicable and advisable and shall provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by other governmental authorities under applicable Antitrust Laws (if any). Each of Parent and the Company have also agreed to use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the U.S. Department of Justice or Federal Trade Commission or other applicable governmental authorities; provided, however, that, notwithstanding anything to the contrary in the Merger Agreement, the Company and Parent understand and agree that Parent's reasonable best efforts shall include Parent (i) entering into a settlement, undertaking, consent decree, stipulation or agreement relating to the Company, its business or its assets, with or required by any governmental authority or other person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by the Merger Agreement and (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or hold separate of businesses, product lines or assets of the Company (a "Regulatory Action"); and, provided, further, that nothing in the Merger Agreement shall require Parent or its affiliates to (and the Company shall not without the express written consent of Parent) take or agree to any Regulatory Action which would result in or reasonably be likely to result in, either individually or in the aggregate, a material and adverse effect on the Company's business. Parent, Purchaser and their respective affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC or under any other applicable antitrust laws.

        Subject to applicable law, the Company and Parent and their respective counsel will keep the other party apprised on a reasonably timely basis of the status of any communication with, and any inquiries or requests for additional from, any governmental authority with respect to the merger agreement. Subject to applicable law and to the extent practicable, the Company and Parent will and their respective counsel will (i) have the right to review in advance, and each will consult the other on, any material filing made with, or written materials to be submitted to, any governmental authority in connection with the Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the U.S. Department of Justice or the Federal Trade Commission and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to such transactions. To the extent reasonably practicable, neither party will agree to participate in any meeting or engage in any conversation with any governmental authority in respect of any filing, investigation or other inquiry in connection with the Transactions, unless it consults with the other party in advance and, unless prohibited by such governmental authority and to the extent permitted by applicable law, gives the other party the opportunity to attend and participate in such material meeting or conversation. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other as "Antitrust Counsel Only Material." Materials provided to the other party or its counsel may be redacted to remove references concerning: (i) the valuation of the Company; (ii) competitively sensitive information; (iii) so as not to jeopardize attorney-client, attorney-work product, or any other applicable privileges; or (iv) so as not to contravene any applicable law.

Stockholder Litigation

        Parent, Purchaser and the Company have agreed that, during the Pre-Closing Period, the Company will control the defense of any Stockholder/Transaction Litigation, provided that the Company will consult with the Parent in the conduct thereof. Parent, Purchaser and the Company have agreed to notify the other party, in writing and promptly after acquiring knowledge thereof, of any Stockholder/Transaction Litigation related to the Merger Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the knowledge of such party, threatened against, such party, its subsidiaries and/or any of their respective directors or officers and shall keep the other party informed on a reasonably current basis with respect to the status thereof. Parent, Purchaser and the Company have also agreed to cooperate in the defense and settlement of any such litigation, and that the Company will not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve the payment of any amounts, or the admission of any wrongdoing.

Public Announcements

        Under the Merger Agreement, Parent and the Company are required to consult with each other before issuing any press release or scheduling a press conference or conference call with investors or analysts and to use reasonable efforts to consult with each other before making any other public statement, in each case with respect to the Merger Agreement or the Transactions. Each party also agrees not to issue any such press release or make any such other public statement without the consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by applicable law or any listing rules of Nasdaq, in which case the party required to make the release or announcement will, to the extent reasonably practicable, consult with the other party about, and will use its reasonable efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith. Notwithstanding these restrictions, each party may, without such consultation or consent (x) make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents filed by the Company with the SEC and any documents, reports, statements, forms or other filings required to be made by the Company or Parent with the SEC or equivalent foreign governmental authority, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) information contained in previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved in advance by the other party) and (y) issue any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event.

Compensation Arrangements

        The Merger Agreement provides that, prior to the Offer Acceptance Time, the Company and the Company Board (or duly authorized committee thereof) will take any action necessary to ensure that any compensation arrangements entered into after the date of the Merger Agreement (or entered into on or prior to such date and not previously approved) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule, provided that in the case of compensation arrangements on the part of Parent or any of its affiliates, the Company has been notified in writing of such compensation arrangement and the need for such action.

Section 16 Matters

        The Merger Agreement provides that, prior to the Offer Acceptance Time, the Company and the Company Board will take all actions to the extent necessary or as may be reasonably requested by any party to the Merger Agreement to cause any and all dispositions of the Company's equity securities (including any deemed dispositions or cancellations and derivative securities with respect to any equity securities of the Company) by each individual who is director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Consultation

        Subject to applicable law, the Company has agreed to promptly notify Parent (or its designee) of its sending, receiving or otherwise becoming aware of any material notice or any other material written communication to or from any governmental authority, supplier or principal investigator concerning any Company Products that comprise a material part of the Company's business. The Company has also agreed not to send or respond to any such material notice or material communication without, to the extent practicable, (a) providing Parent (or its designee) with a copy thereof, (b) providing Parent (or its designee) a reasonable opportunity to review and comment thereon, and (c) giving reasonable and good faith consideration to any comments or recommendations made by Parent (or its designee) with respect thereto.

Treatment of Company Warrants

        No later than ten days prior to the Closing Date, the Company has agreed to provide each holder of the warrants to purchase stock, issued November 7, 2011 by the Company to Oxford Finance LLC, with the requisite notice in a form reasonably acceptable to Parent.

        As promptly as practicable following the Effective Time, and in no event later than two Business Days following the Effective Time, the Company has also agreed to provide the holder of the warrant to purchase common stock, issued May 14, 2018 by the Company to Cantor Fitzgerald & Co. with the requisite notice in a form reasonably acceptable to Parent.

Financing

        Subject to the terms and conditions of the Merger Agreement, Parent and Purchaser will each use their reasonable best efforts to consummate the Financing at or prior to the Effective Time and will enforce the obligations of Gurnet pursuant to the Commitment Letter to the extent necessary to fund the Aggregate Commitment. The Commitment Letter provides that the Company is an express third-party beneficiary in connection with Parent's exercise of its rights under certain sections of the Commitment Letter, and that Parent agrees not to oppose the grant of an injunction, specific performance or other equity relief in connection with the exercise of such third party rights.

        The Company agrees to use its reasonable best efforts to provide such customary assistance (and to use its reasonable best efforts to cause its personnel and advisors to provide such customary assistance) with the Debt Financing as is reasonably requested by Parent. Such reasonable best efforts to provide such assistance will include (but not be limited to) each of the following:

          (i)  participation by the Company's management team, with appropriate seniority and expertise, at reasonable times in a reasonable number of bank meetings, lender presentations and/or lender conference calls,

         (ii)  assistance by the Company's management team in the preparation of customary marketing materials to be used by Parent and the Debt Financing Sources in connection with the marketing and syndication of the Debt Financing, including a customary "public side" confidential information memorandum, a customary "private side" confidential information memorandum, and a customary lender presentation regarding the Company and delivery of customary authorization letters and confirmations in connection with the foregoing authorizing the distribution of information to prospective lenders and with respect to the presence or absence of material non-public information and material accuracy of the information contained therein,

        (iii)  participation by senior management of the Company in, and assistance with, the preparation of customary rating agency presentations and meetings with one or more rating agencies,

        (iv)  the prompt delivery to Parent and the Debt Financing Sources of such customary historical financial information and other historical information about the Company as is reasonably requested by Parent from time to time, including the historical financial statements of the Company necessary to satisfy the applicable condition precedent to the funding of the Debt Financing and the historical financial information necessary in order to permit Parent to prepare the pro forma financial statements required to satisfy the applicable condition precedent to the funding of the Debt Financing,

         (v)  delivery and in any event no later than four Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent no later than nine Business Days prior to the Closing Date and (B) with beneficial ownership certifications and any other information required pursuant to 31 C.F.R. § 1010.230 that has been reasonably requested by Parent,

        (vi)  participation by senior management of the Company in the negotiation, preparation and execution of the definitive documentation in respect of the Debt Financing and the schedules and exhibits thereto (including loan agreements, credit agreements, guarantees, collateral agreements, security agreements, hedging arrangements, officer's certificates (including a customary solvency certificate of the chief financial officer of the Company) and other customary closing documents),

       (vii)  to the extent required by the Debt Financing, facilitation of the pledging of collateral, effective no earlier than the Closing Date,

      (viii)  taking such customary corporate action as Parent may request to authorize and/or permit the consummation of the Debt Financing (subject to the occurrence of the Closing) and

        (ix)  ensuring that the syndication efforts in respect of the Debt Financing benefit materially from any existing commercial lending relationships of the Company.

        Under the Merger Agreement, the Company consents to the use of all of its logos in connection with the Debt Financing; provided that such logos are used solely in a customary manner that is not intended to, or reasonably likely not to, harm or disparage the Company or the reputation or goodwill of the Company. Notwithstanding any other provision of the Merger Agreement to the contrary, (a) neither the Company nor any of its personnel or advisors will be required to provide any such assistance which would unreasonably interfere with the ongoing operations of the Company and (b) the Company will not be required to provide any financial or other information that is not readily available to the Company and will not be required to provide or prepare projections or similar forward-looking information (it being understood and agreed that the Company will provide any historical information that is readily available to the Company and reasonably requested by Parent that is necessary for Parent to prepare any projections or similar forward-looking information). All such assistance referred to in this paragraph will be at Parent's sole cost and expense and on the Closing Date or termination of the Merger Agreement, upon the written request of the Company, Parent will promptly reimburse the Company for any such reasonable documented and out-of-pocket expenses incurred in complying with, or providing the assistance contemplated herein. Such assistance will not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing (other than in respect of any authorization letters) that is not expressly conditioned upon the consummation of the

Closing and that does not terminate without liability to the Company upon the termination of the Merger Agreement. Parent will indemnify and hold harmless the Company and its affiliates, directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing or any assistance or activities provided or any information or logos of the Company used in connection therewith except to the extent (i) directly resulting from the gross negligence and/or fraud of the Company and/or any of its directors, officers, employees and agents or (ii) directly resulting from the willful breach of this terms of the paragraph by the Company and/or any of its affiliates, directors, officers, employees and agents. In addition, the Company agrees it will file current reports on Form 8-K (or otherwise disclose in a manner consistent with Regulation FD) with respect to any material, non-public information with respect to the Company, any of its subsidiaries or any of their respective securities that Parent has agreed to include in any marketing materials disseminated to "public side" lenders in connection with the Debt Financing where the provision of such information to "public side" lenders has been consented to by the Company.

Termination of the Merger Agreement

Rights to Terminate the Merger Agreement

        The Merger Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Effective Time as follows:

  •
  by mutual written agreement of Parent and the Company;

  •
  by either the Company or Parent, if the Offer will not have been consummated in accordance with its terms and the terms of the Merger Agreement on or before midnight, Eastern Time, on the End Date; provided that if on the original End Date, all of the Offer Conditions (with certain customary exceptions), other than the Antitrust Condition, will have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser, then the End Date will automatically be extended one time (but not more than one time) by a period of three months (and all references to the End Date in the Merger Agreement will also be extended). However, the foregoing right to terminate the Merger Agreement will not be available to any party whose material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Antitrust Condition to be satisfied;

  •
  by either the Company or Parent, if any governmental authority having jurisdiction over any party to the Merger Agreement will have issued a final, non-appealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer or any applicable law is in effect that makes consummation of the Merger or the consummation of the Offer illegal or otherwise prohibited. A party will not be permitted to terminate the Merger Agreement pursuant to this clause if the issuance of such final and non-appealable order or other action is attributable to the material breach by that party of any covenant or obligation of such party set forth in the Merger Agreement;

  •
  by Parent, if prior to the Offer Acceptance Time:

  •
  a Change in Recommendation by the Company Board has occurred, or

  •
  the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise or reasonably be expected to give rise to the failure of the Representation Condition or the Obligations Condition (each as defined below) and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty days after written notice has been given by Parent to the Company of such breach or failure to perform. However, Parent may not terminate the Merger Agreement pursuant to this clause if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Purchaser is in material breach of any provision of the Merger Agreement; or

  •
  by the Company, if prior to the Offer Acceptance Time:

  •
  the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal (provided that such Superior Proposal did not result from the Company's breach of the non-solicitation and unsolicited proposal provisions of the Merger Agreement) and (i) the Company has complied with certain of the obligations described under "Acquisition Proposals" above granting Parent the opportunity to match such Superior Proposal, (ii) the Company pays, or causes to be paid, to Parent the Termination Fee (as defined below) prior to or concurrently with such termination and (iii) concurrently with such termination, the Company enters into a definitive agreement related to an Acquisition Proposal that documents the terms and conditions of such Superior Proposal; or

  •
  Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would have, or would reasonably be expected to have, a Parent Material Adverse Effect, and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Parent within thirty days after written notice has been given by the Company to Parent of such breach or failure to perform. However, the Company is not allowed to terminate the Merger Agreement pursuant to this clause if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of the Merger Agreement; or

  •
  Purchaser fails to commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer on or prior to the date on which the Purchaser is required to commence the Offer pursuant to the terms of the Merger Agreement. However, the Company may not terminate the Merger Agreement pursuant to this clause if such failure to commence the Offer resulted from the material breach of the Merger Agreement by the Company; or

  •
  Purchaser fails to consummate the Offer within two Business Days following the Offer Expiration Time and, as of the Offer Expiration Time, all of the Offer Conditions (with certain customary exceptions) have been satisfied or waived. However, no party will be permitted to terminate the Merger Agreement due to the failure to consummate the Offer by the End Date during any such two Business Day period.

Effect of Termination

        If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and will have no effect without liability of any party (or any representative of such party) to any other party to the Merger Agreement. Certain provisions of the Merger Agreement, including the provisions referred to in "—Termination Fee and Expenses" below, will survive any termination of the Merger Agreement. Nothing in the Merger Agreement relieves any party from any liability for fraud or any willful breach of the Merger Agreement prior to such termination.

Termination Fee and Expenses

        The Merger Agreement provides that, except as otherwise provided therein, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses.

        The Company is however required to pay Parent a termination fee of $19,000,000 (the "Termination Fee"):

  •
  Prior to or concurrently with its termination of the Merger Agreement, if the Company terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as described in "—Change of Recommendation; Other Adverse Actions" and "—Effect of Termination" above); or

  •
  Promptly, but in no event later than two Business Days after the termination of the Merger Agreement, if Parent terminates the Merger Agreement in connection with a Change in Recommendation.

  •
  If the Merger Agreement is terminated by Parent or the Company pursuant to either party's right to terminate if the Offer has not been consummated prior to the End Date (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating the Merger Agreement in such a manner) or by Parent due to the Company's breach of or failure to perform a covenant under the Merger Agreement or the Company has willfully breached one of the Company's representations and warranties and (i) at any time on or after the date of the Merger Agreement and prior to such termination an Acquisition Proposal, or the intention of a third party to make an Acquisition Proposal, has been publicly made or otherwise become publicly known (unless publicly withdrawn prior to such termination), and (ii) within twelve months after the date of such termination, (A) the Company enters into an agreement with respect to an Alternative Acquisition Agreement or (B) any Acquisition Transaction is consummated, then the Company will pay the Termination Fee prior to, or concurrently with, the earlier to occur of its entry into such agreement with respect to or consummation of an Acquisition Transaction. However, for purposes of this clause, all references to "20%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%" and clause (v) of the definition of "Acquisition Transaction" will not apply for purposes of this paragraph unless such exclusive license (A) results in all or a portion of the proceeds of such exclusive license being distributed to the Company's stockholders by any special or extraordinary dividend (or similar distribution to stockholders) within twelve months of the consummation of such exclusive license, (B) the consummation of the transaction contemplated by such exclusive license requires the approval of the Company's stockholders under Delaware law or (C) the proceeds received by the Company or its Affiliates as a result of such exclusive license would constitute all or substantially all of the Company's assets.

        Other than in the case of fraud or a willful breach by the Company, Parent's right to receive payment from the Company of the Termination Fee (and certain expenses which may arise in connection with Parent's collection of the Termination Fee) shall be the sole and exclusive remedy of any of Parent, Purchaser or any of their affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, optionholders, holders of restricted stock units, managers, members or affiliates for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform the Merger Agreement or otherwise, and upon payment of the Termination Fee, no such person or entity shall have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

Amendment of the Merger Agreement

        The Merger Agreement provides that, at any time prior to the Offer Acceptance Time, the Merger Agreement may be amended or waived by the parties thereto, by action taken or authorized by or on behalf of their respective boards of directors (or duly authorized committee thereof). The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, that without the further approval of the Company's stockholders, no such amendment or waiver will be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

Specific Performance of the Merger Agreement

        The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the following sentence, the parties agreed that (i) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement, to cause Parent to enforce its rights under the Commitment Letter to cause the Financing to be funded, and to specifically enforce the Merger Agreement without proof of damages and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into the Merger Agreement. Each of the parties has also agreed that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party also waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in the Merger Agreement). Notwithstanding anything to the contrary in the foregoing, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent's obligation to cause the Financing to be funded (whether under the Merger Agreement or the Commitment Letter) to fund the Merger Consideration and Parent's and Purchaser's obligations to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) with respect to the Offer Acceptance Time (including the payment of the Offer Price and drawing down the Financing related thereto), all Offer Conditions were satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of this paragraph at the Offer Expiration Time, (ii) with respect to the consummation of the Merger (including the payment of the Merger Consideration and drawing down the Financing related thereto) the conditions to the obligations of each party to consummate the Merger were satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of this paragraph at the Effective Time and (iii) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Financing is funded, the Closing will occur substantially simultaneously with the drawdown of the Financing and the Company has not revoked, withdrawn, modified or conditioned such confirmation and (B) the Company is prepared, willing and able to effect the Closing and the Transactions, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur.

Other Agreements

CVR Agreement

        At or prior to the Offer Acceptance Time, Parent and Continental Stock Transfer & Trust Company will enter into a Contingent Value Rights Agreement. Pursuant to the CVR Agreement, each holder of a CVR will be entitled to receive $0.50 per Share, upon the approval of the New Drug Application for Corplex Donepezil by the U.S. Food and Drug Administration, on or prior to March 31, 2020 (such approval, the "CVR Payment Event"). The CVR Agreement requires Parent to cause the Surviving Corporation to use reasonable efforts (as defined in the CVR Agreement) to reach the CVR Payment Event.

        The CVRs will not be transferable, except in the limited circumstances specified in the CVR Agreement and set forth below, and will not be registered with the SEC:

  •
  upon death of a holder by will or intestacy;

  •
  pursuant to a court order;

  •
  by operation of law (including consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

  •
  in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary; or

  •
  to Parent, if at any time a holder abandons all of such holder's remaining rights in a CVR by transferring such CVR to Parent without consideration therefor.

        The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, a form of which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.

Support Agreement

        In connection with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement, dated as of October 11, 2018 (as may be amended from time to time, the "Tender and Support Agreement") with Essex Woodlands Health Ventures Fund VII, L.P. (the "Supporting Stockholder"), which beneficially owns approximately 25.6% of the outstanding Shares as of October 22, 2018.

        Subject to the terms and conditions of the Tender and Support Agreement, the Supporting Stockholder has agreed, among other things, to tender its Shares into the Offer and the Supporting Stockholder has agreed not to vote any of its Shares in favor of (i) the approval of any Acquisition Proposal other than the Merger, (ii) any corporate action submitted for approval by stockholders of the Company, the consummation of which would impede, interfere with, prevent or delay the consummation of the Transactions or (iii) any other corporate action submitted for approval by stockholders of the Company, substantially facilitating any of the foregoing matters.

        The Tender and Support Agreement will terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

        The foregoing description of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

        On May 17, 2018, Gurnet Point Capital, LLC, an affiliate of Gurnet ("GPC") and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the terms of the Nondisclosure Agreement, GPC agreed that, subject to certain exceptions, any non-public information regarding the Company and its affiliates furnished to GPC or to its representatives for the purposes of evaluating a potential transaction between the parties would, for a period of three years from the date of the Confidentiality Agreement, be kept confidential, except as provided in the Confidentiality Agreement. Additionally, GPC agreed that, subject to certain exceptions, GPC would not solicit for employment any employee of the Company for a period of 12 months from the date of the

Confidentiality Agreement. GPC also agreed, among other things, to certain "standstill" provisions which prohibit GPC and its representatives from taking certain actions involving or with respect to the Company or the Shares for a period ending on the 12-month anniversary of the date of the Confidentiality Agreement.

        This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.

12.   Purpose of the Offer; Plans for the Company

Purpose of the Offer

        The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent's acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter subject to the satisfaction and waiver of the other conditions to Merger set forth in the Merger Agreement.

        The Company Board has unanimously: (i) declared that the Offer, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummating the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time; (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Tender and Support Agreement and the other Transactions.

Plans for the Company

        We expect that, following consummation of the Merger and the other Transactions, the operations of the Surviving Corporation will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation's business, other than in connection with the Company's current strategic planning.

        Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review.

        Company's 5.00% Convertible Senior Notes.    Prior to the Transactions, the Company has $120 million aggregate principal amount of 5.00% Convertible Senior Notes due March 15, 2025 (the "Notes") outstanding, which Notes were issued pursuant to an indenture between the Company and U.S. Bank National Association, as trustee, dated as of March 5, 2018 (the "Indenture"). Pursuant to the terms of the Indenture, the Surviving Corporation intends to assume all of the obligations of the Notes and the Indenture substantially concurrently with the consummation of the Transactions. In addition, upon the consummation of the Transactions, each holder of the Notes will have the right to require the Surviving Corporation to repurchase such holder's Notes at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date. In accordance with the terms of the Indenture, the Surviving Corporation will notify holders of the Notes of the Transactions, the offer to repurchase the Notes and other matters specified in the Indenture within 20 calendar days of the consummation of the Transactions. The Surviving Corporation will also notify the holders of the Notes as to their right to convert the Notes upon consummation of the Transactions as well as other matters related to the conversion provisions, in each case as provided in the Indenture.

13.   Certain Effects of the Offer

        Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company's stockholders will be required to consummate the Merger. Promptly after the Offer Acceptance Time, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the outstanding shares of the Company's common stock will be held by Parent.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the closing of the Offer.

        Stock Quotation.    The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq, and Parent will seek to cause the listing of Shares on Nasdaq to be discontinued as soon as the requirements for termination of the listing are satisfied.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company's capital stock or other securities.

15.   Conditions of the Offer

        For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.

        The Offer is not subject to any financing condition. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at one minute past 11:59 p.m. NYC time any scheduled Expiration Date (as may be extended subject to any requirements to extend), if the Minimum Tender Condition has not been satisfied, or any of the following other conditions shall not be satisfied or (to the extent permitted by applicable law) waived:

  •
  any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated (it being understood that any consent shall be deemed obtained if the relevant merger control authority (A) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the Transactions, (B) has consented to, approved, or cleared the Transactions or (C) may no longer prohibit the Transactions due to the expiry of all relevant time periods) (the "Antitrust Condition");

  •
  no legal order having been issued by a governmental authority and no applicable law being in effect that would (A) make the Offer or the Merger illegal or (B) otherwise prevent or prohibit the consummation thereof;

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  since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (the "MAE Condition");

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  the Company having complied with or performed in all material respects each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time (the "Obligations Condition");

  •
  (1) the representations and warranties of the Company set forth in Section 4.01 (Corporate Existence and Power), Section 4.03 (Corporate Authorization), Section 4.10(b) (Absence of a Company Material Adverse Effect) and Section 4.25 (Brokers' Fees) of the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and the date of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (2) the representations and warranties of the Company set forth in Section 4.06(a) (Capitalization) of the Merger Agreement being true and correct in all respects (except for de minimis inaccuracies) and as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (3) each of the other representations and warranties of the Company set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Offer Acceptance Time, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (3) for such failures to be true and correct that have not had a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," set forth in any such representations and warranties will be disregarded); (the "Representations Condition");

  •
  Parent and Purchaser shall have received from the Company a certificate, signed by each of the Company's Chief Executive Officer and Chief Financial Officer, dated the date on which the Offer expires certifying that the MAE Condition, the Representations Condition and the Obligations Condition have been satisfied; and

  •
  the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition").

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and, except for the Minimum Tender Condition and the Termination Condition (which may only be waived with the prior written consent of the Company), may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable law. Any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Tender Condition unless and until the Shares are "received" (as such term is defined in Section 251(h)(6)(f) of the DGCL). Any reference in this Section 15 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived.

        Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer, in each case that are not inconsistent with the Merger Agreement. However, without the prior written consent of the Company, Purchaser is not permitted to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the Offer Acceptance Time or the Merger or impair the ability of Parent or Purchaser to consummate the Offer, (v) extend or otherwise change the Offer Expiration Time (except as required or permitted by the other provisions of the Merger Agreement), (vi) change the form of consideration payable in the Offer or (vii) provide for any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

16.   Certain Legal Matters; Regulatory Approvals

        General.    Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under "State Takeover Laws," such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under "Antitrust Compliance" below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15—"Conditions of the Offer."

Antitrust Compliance

U.S. Antitrust Compliance

        Under the HSR Act, certain acquisition transactions, including Purchaser's purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the DOJ (the "Antitrust Division") and Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Parent and the Company each filed their respective Notification and Report Forms with the Antitrust Division and the FTC on October 25, 2018.

        Under the HSR Act, Purchaser's purchase of the Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 pm, Eastern Time, on November 9, 2018. However, the initial waiting period may be terminated prior to such date and time by the FTC, or Purchaser and the Company may receive a request (a "Second Request") for additional information or documentary material from either the FTC or the Antitrust Division prior to such expiration. If the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended for an additional period of ten days, which will begin on the date on which Purchaser has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to the Company or by the Company supplying the requested information, the Company is obliged to respond to the request within a reasonable period of time. If the ten-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration.

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (iv) to require us or the Company to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15—"Conditions of the Offer."

        Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

State Takeover Laws

        The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Company Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on "business combinations" described in Section 203 are inapplicable to the Merger Agreement and the transactions contemplated therein.

        The Company, directly or through its subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions of the Offer."

17.   Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below. Stockholders who wish to exercise such appraisal rights must do so no later than the time of the Offer Acceptance Time, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) followed the procedures set forth in Section 262 to exercise and perfect their appraised demand; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. "Fair value" so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

        Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 in connection with the Merger, such stockholder must do all of the following:

  •
  prior to the Offer Acceptance Time, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such stockholder's Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        Under Section 262, a demand for appraisal rights must be made by the record holder of Shares. If you do not hold your Shares of record and desire to exercise appraisal rights in connection with the Merger, you will need to arrange for the record holder to make the demand for appraisal rights on your behalf in compliance with Section 262.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 is included as Annex B to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.   Fees and Expenses

        Purchaser has retained MacKenzie Partners, Inc. to be the Information Agent and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

        Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7—"Certain Information Concerning the Company" above.

Gurnet Merger Sub, Inc.

October 26, 2018

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.     PURCHASER

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is c/o Gurnet Holding Company, c/o Waypoint International GP LLC, 55 Cambridge Parkway, Suite 401, Cambridge, MA 02142. The telephone number at such office is (617) 588-4900. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
James Singleton President, Director	Mr. Singleton has been General Counsel for Waypoint Capital Services, Inc. ("Waypoint") since 2016. Prior to joining Waypoint, Mr. Singleton worked for Merck Serono SA from 2007 to 2016, most recently as Head of Legal for Global Business Development and Merck Ventures. Mr. Singleton holds USA and Irish citizenship.
Gretchen McCarey Secretary & Treasurer, Director

Ms. McCarey is Director, Finance and Administration for Waypoint. Prior to joining Waypoint in 2015, Ms. McCarey spent seven years at Accomplice and Atlas Venture where she held CFO and VP of Finance roles overseeing finance and operations. Ms. McCarey holds USA citizenship.

2.     PARENT

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is Gurnet Holding Company, c/o Waypoint International GP LLC, 55 Cambridge Parkway, Suite 401, Cambridge, MA 02142. Except as otherwise indicated, each director and executive officer is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Christopher Viehbacher President, Chief Executive Officer, Director	Mr. Viehbacher has been Managing Director of Gurnet Point Capital, LLC ("GPC") since 2015. Prior to joining GPC, Mr. Viehbacher was the former CEO and Member of the Board of Directors of Sanofi from 2008 to 2014, and the Chairman of the Board of Genzyme from 2011 to 2014. Mr. Viehbacher is a member of the Board of Directors of Pure Tech Plc. Mr. Viehbacher holds German and Canadian citizenship.
James Singleton Secretary, Director	See information provided above.
Gretchen McCarey Treasurer, Director	See information provided above.

3.     GURNET POINT L.P.

        The general partner of Gurnet Point L.P. is Waypoint International GP LLC. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the managers of Waypoint International GP LLC are set forth below. The business address of each such manager is Gurnet Point L.P., c/o Waypoint International GP LLC, 55 Cambridge Parkway, Suite 401, Cambridge, MA 02142. Except as otherwise indicated, each manager is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
James Singleton Manager	See information provided above.
Gretchen McCarey Manager	See information provided above.
Stefan Meister Manager

Mr. Meister has been Group Chief Operating Officer of the Waypoint Group since 2011. He is a member of the Supervisory Board of Affidea BV, and a Director of Stallergenes Greer plc. Mr. Meister holds Swiss citizenship.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

If delivering by mail: Continental Stock Transfer & Trust Company Attention: Corporate Actions Department 1 State Street- 30th Floor New York, NY 10004	If delivering by hand, express mail, courier
or any other expedited service:
Continental Stock Transfer & Trust Company
Attention: Corporate Actions Department
1 State Street- 30th Floor
New York, NY 10004

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com